                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No. 1)

                       Mid American Alliance Corporation
                 (Name of small business issuer in its charter)


                                    Missouri
                           (State or jurisdiction of
                         incorporation or organization)

                        --------------------------------
                          (Primary Standard Industrial
                           Classification Code Number
                                   43-1749982
                                ----------------
                                (I.R.S. Employer
                               Identification No.)

813 West Stadium Blvd. Suite A, Jefferson City, MO 65109
________________________________________________________________________________
(Address and telephone number of principal executive offices)

813 West Stadium Blvd. Suite A, Jefferson City, MO 65109
________________________________________________________________________________
(Address of principal place of business or intended principal place of business)

John Perkins, 1426 Inglenook Drive, Jefferson City, MO 65109
________________________________________________________________________________
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public
January 1, 2001 ________________________________________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
________________________________________________________________________________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_______________________________________________________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_______________________________________________________
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                      Title of each           Dollar        Proposed maximum           Proposed                 Amount
                   Class of Securities       amount to       offering price        maximum aggregate              of
                    to be Registered       be registered        per unit            offering price         registration fee
----------------------------------------------------------------------------------------------------------------------------
                     Common Stock            10,000,000         $ 7.50                $10,000,000              $2,640.00
----------------------------------------------------------------------------------------------------------------------------

Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions to Rule 457 (sec.230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        MID-AMERICAN ALLIANCE CORPORATION

                  ---------------------------------------------

                                   $10,000,000

                        1,333,334 shares of common stock

                                 $7.50 per share

         MID-AMERICAN ALLIANCE CORPORATION ("Mid-American Alliance") was formed on May 1, 1996 to purchase and own insurance, banking, and securities subsidiaries. Mid-American Alliance's books and records are located at its executive offices, 813 W. Stadium Blvd., Suite A, Jefferson City, Missouri 65109. Mid-American Alliance's telephone number is (573) 659-8545. There is no public market for the Common Stock offered in this Offering and no public market may develop in the immediate future. Mid-American Alliance has no present plans to apply for listing on any exchange. Accordingly, the Securities being offered for sale will be illiquid for a significant period of time. The Common Stock is fully-paid and non-assessable, with dividend rights subject to the prior rights of the holders of Preferred Stock and has full voting rights.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. PURCHASERS SHOULD BE PREPARED TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" AND "DILUTION".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


-----------------------------------------------------------------------------------------------------------------------
                                 Price to                      Commission                      Proceeds to
                                  Public                        Expenses                  Mid-American Alliance
                      ------------------------------- ----------------------------- ----------------------------------
                                  $7.50                           $.37                            $7.13
Per Unit
Total:
Minimum                         $3,000,000                      $150,000                       $2,850,000
Maximum                        $10,000,000                      $500,000                       $9,500,000

         The Shares will be sold on a "best efforts" basis through Greystone Securities Corporation, a NASD registered broker dealer who will receive a commission of 5%. The minimum offering of $3,000,000 must be achieved within nine months of the registration of this offering with the Securities and Exchange Commission or all proceeds will be returned to the investor. Until the minimum offering is achieved all proceeds will be held in escrow at Central Trust Bank Jefferson City, Missouri. This offering will be offered on a continuous basis, dependent upon proper registration in all jurisdictions.

                   This Prospectus is dated as of May 1, 2001

                                TABLE OF CONTENTS

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                                                                                                               Page
                                                                                                             ---------
PROSPECTUS SUMMARY........................................................................................      3

RISK FACTORS..............................................................................................      5

THE BUSINESS..............................................................................................      9

USE OF PROCEEDS...........................................................................................      21

DETERMINATION OF OFFERING PRICE...........................................................................      23

CAPITALIZATION............................................................................................      15

DILUTION..................................................................................................      23

DESCRIPTION OF CAPITAL STOCK..............................................................................      16

OFFICERS AND DIRECTORS....................................................................................      25

SECURITY OWNERSHIP........................................................................................      33

PRIOR TRANSACTIONS........................................................................................      34

AFFILIATED TRANSACTIONS...................................................................................      34

INTEREST OF COUNSEL AND EXPERTS...........................................................................      35

FORWARD LOOKING STATEMENTS................................................................................      35

PLAN OF DISTRIBUTION......................................................................................      17

LEGAL MATTERS.............................................................................................      35

ANNUAL REPORTS TO STOCKHOLDERS............................................................................      35

INDEX TO FINANCIAL STATEMENTS.............................................................................      37

                               PROSPECTUS SUMMARY

         This summary is qualified by reference to the detailed information appearing elsewhere in the Prospectus.

MID-AMERICAN ALLIANCE AND ITS BUSINESS PLAN

         Mid-American Alliance Corporation was formed on May 1, 1996 to purchase and own insurance, banking, and securities. Its insurance subsidiary has been actively selling life insurance products since April of 2000 and its insurance agencies have been conducting insurance business in Missouri and Iowa since its purchase on June 1, 2000. These are the only subsidiaries of Mid-American Alliance that are fully operational at the present time.

FINANCIAL INFORMATION

         Mid-American Alliance has operated at a loss of $2,795,153 since its inception, incurring a loss of $524,471 last year. While its insurance subsidiary had profits in the past, it may be some time before the profitability of any subsidiary creates a profit to Mid-American Alliance and thus to the investors in this offering.

 THE OFFERING

         Mid-American Alliance is offering 1,333,334 Shares of its common stock, for a period of one year from the date of this prospectus, unless sooner terminated or extended. The proceeds from the sale of the Offering will be placed in escrow at Central Trust Bank until $3,000,000 of stock has been sold or the proceeds will be on a continuous basis, dependent upon proper registration with all jurisdictions. The minimum investment is $4,500 and the maximum investment is $225,000. The Offering will be sold in increments of 10 shares or $75.00.

SECURITIES

         The Shares are common stock of Mid-American Alliance Corporation. The authorized capital stock of the Mid-American Alliance presently consists of 8,000,000 shares of $.10 par value common stock and 550,000 shares of preferred stock, $5.00 par value. As of the date of this Offering, 6,817,300 Shares are issued and 6,405,700 Shares are outstanding. The difference of 411,600 are those shares which have been returned to treasury.

         Holders of shares of common stock have ratable rights to declared dividends and all assets distributed to stockholders upon liquidation and are entitled to one vote per Share. There are no preemptive, subscription or conversion rights.

CERTAIN RISK FACTORS

         Participating in the Offering involves certain risks, including the risk that Mid-American Alliance will not be able to complete the capitalization of the bank holding company. The Company's potential investors should review the entire Memorandum, including "Risk Factors."

DILUTION

         This Offering involves immediate substantial dilution in the amount of $5.40 (72%) per Share in Mid-American Alliance Corporation, assuming the sale of all 1,333,334 Shares pursuant to this Offering, from the offering price of $7.50.

USE OF PROCEEDS

            The net proceeds of this Offering will use the minimum of $3,000,000 will be used for the following purposes: $2,500,000 to form a bank holding company, $150,000 to pay commissions, $60,000 for advertising, $60,000 for offering expenses, and $240,000 for working capital. Using the $2,500,000 in the bank holding company, Mid-American Alliance would look for local investors who would be willing to invest an additional $2,500,000 for half ownership of a bank in Illinois. The community and local investors would be chosen based upon community need and local involvement.

         Mid-American Alliance intends to use the next $3,500,000 to further fund the bank holding company by $3,000,000, use $150,000 to pay commissions, $60,000 for advertising, $30,000 for offering expenses, and $260,000 for working capital.

         The next $3,500,000 will be used as follows; the first $300,000 to purchase the interest in the Ken Johnson Agency owned by Mid American Century Life. This would allow Mid-American Alliance to place the profits from Ken Johnson Agency directly onto its books, creating earnings and the potential for dividends to Mid-American Alliance. In addition, at the present time, the profits from Ken Johnson Agency to Mid American Century must stay in the insurance company unless specific permission is obtained from the Missouri Department of Insurance to release the profits. While this increases the profitability of Mid American Century, it only indirectly profits Mid-American Alliance. Finally, under Insurance Department regulations the investment in the Ken Johnson Agency does not count as capital and surplus in Mid American Century. This purchase will allow the $300,000 to be counted as capital and surplus to Mid American Century. The complete purchase of the Ken Johnson Agency would directly help the investors in Mid-American Alliance.

         Two hundred thousand dollars would be used to further capitalize the Ken Johnson Agency. This would provide it with money to acquire or merge with other local insurance agencies in northern Missouri, where the Ken Johnson Agency operates.

         It intends to use $2,000,000 for acquisition capital and the remaining $685,000 of the proceeds will be used as working capital for its operations.

MARKET INFORMATION

The Shares are not currently traded publicly and no public market is expected to develop as a result of this Offering. The Shares may not be able to be traded for some time in the future.




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

                                  RISK FACTORS

         EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO SUBSCRIBING, CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH ELSEWHERE IN THE MEMORANDUM.

         RISK OF LOSS OF INVESTMENT. This Offering involves a high risk investment in a corporation that has limited current operations and limited assets. Potential investors must be willing to risk the entire loss of their capital. The investor's potential loss is limited to the amount of their investment in this offering. The potential benefits described in this Prospectus may not prove to be accurate or available, nor may investors achieve the actual amount of financial return, from an investment in this Offering. ANY INVESTMENT IN THIS OFFERING SHOULD BE CONSIDERED A HIGH RISK INVESTMENT AND ANY SUCH INVESTMENT SHOULD BE RESTRICTED TO AN INVESTOR'S RISK CAPITAL ONLY.

         COMPANY CURRENTLY OPERATING AT A LOSS. Mid-American Alliance has operated at a loss since its inception. The loss in 1997 was $797,137 in 1998 it was $626,540, $532,684 in 1999 and $524,417 in 2000. The losses during this time occurred during the capital raising stage of Mid-American Alliance and revenue was very limited. Mid-American Alliance will continue to operate at a loss in the near future until its insurance subsidiary can generate sufficient premium income through the sales of insurance products that will generate profit through renewals and investment income.

         COMPANY DOES NOT PLAN TO PAY DIVIDENDS IN THE NEAR FUTURE. Mid-American Alliance intends to use all proceeds from the Offering and any retained earnings to finance the growth of the business. The payment of dividends will be contingent on Mid-American Alliance's revenues and earnings, if any, its capital requirements and its general financial condition. The payment of dividends rests within the discretion of its Board of Directors. No dividends have been declared or paid in Mid-American Alliance's history, and there is no present intention to pay dividends. Dividends may not be paid at any time in the future.

         OFFICERS AND DIRECTORS WILL CONTROL DECISIONS REGARDING MID-AMERICAN ALLIANCE. As of October 1, 2000, Mid-American Alliance's current officers and directors and a company with which one of Mid-American Alliance's executive officers is affiliated, First Alliance Corporation ("First Alliance"), owned approximately 24% of the outstanding Shares of common stock of Mid-American Alliance. After this Offering, Mid-American Alliance's officers, directors, and First Alliance will own approximately 20% of the outstanding Shares of Common Stock. As a result, management and First Alliance will most likely continue to be able to elect all directors and otherwise control all corporate actions and changes. In other words, investors will not be able to elect any directors or exert any control over operations of Mid-American Alliance.

         THERE IS NO PUBLIC MARKET FOR SHARES OFFERED. There is currently no existing public or other market for such securities and no such market will develop as a result of this Offering. Consequently, purchasers of the Shares may not be able to sell such securities for an extended period of time. Mid-American Alliance plans to but has no obligation to seek a listing of the Shares, and the Shares may not be listed in the future. It is possible that no market will develop for the securities being sold in this offering.

         MID-AMERICAN ALLIANCE DETERMINED THE OFFERING PRICE. The offering price of the Shares offered hereby was determined solely by Mid-American Alliance and does not necessarily bear any relation to the market or book value of the assets or prospects of Mid-American Alliance, the valuation of other companies in the industry or any other accepted criterion of value.

         SUBSTANTIAL DILUTION FOR STOCKHOLDERS IN THIS OFFERING. When this offering is fully sold and assuming all preferred stock has been converted, the Offering will involve immediate and substantial dilution to the investors in the amount of $5.40(72%) per share, from the offering price of $7.50 per share.

         COMPANY MAY NOT ACHIEVE ITS COMPLETE BUSINESS PLAN. This Offering is being made on a best efforts basis by the registered broker dealer and agents of the issuer. Accordingly, all or any portion of the Offering may not be sold. If less than all of the offered Shares are sold prior to the termination of the Offering, Mid-American Alliance will have less funds available for its business purposes and would not be able to complete all of the plans set forth in Business Plan.

         COST OF PLACING NEW POLICIES BY INSURANCE SUBSIDIARY. While the insurance company has been in existence since 1983, it began selling insurance for the first time in several years on April 14, 2000. The cost of placing new policies in force is usually greater than the amount of the first year's premium and ,accordingly, in the early years of a life insurance company these initial costs and required provisions for reserves tend to have an adverse effect on operating results, although generally-accepted accounting principles applicable to stock life insurance companies require certain of these costs to be amortized over the period during which related premiums are earned.

         RISK OF LOSS IN EARLY YEARS OF OPERATING INSURANCE SUBSIDIARY. The duration of the period during which the losses may be sustained as a result of this factor will be prolonged, if among other events, policies lapse before acquisition costs are recovered, the return on investments is lower than anticipated, mortality experience is unfavorable, or if too much insurance is placed upon the books of Mid American Century Life Insurance Company. Because of the relatively limited capital and the absence of broad diversification of risk, a company just beginning to sell insurance products may be more susceptible to losses than older, more established companies.

         ASSUMPTIONS REGARDING FUTURE POLICY BENEFITS ARE BASED ON ESTIMATES. The liability established by Mid American Century for future life insurance policy benefits is based upon a number of factors, including certain assumptions. If Mid-American Alliance underestimates future policy benefits, the Company would incur additional expenses at the time the Company becomes aware of the inadequacy.

         ASSUMPTIONS REGARDING PRODUCTS ARE BASED ON ESTIMATES. Mid-American Alliance makes certain assumptions as to expected mortality lapse rates and other factors in developing the pricing and other terms in its life insurance products. These assumptions are based on industry experience. Mid-American Alliance will review and revise its assumptions regularly so as to reflect actual experience on a current basis. Variation of actual experience from that assumed by Mid-American Alliance in developing such terms may affect such product's profitability.

         INABILITY TO LICENSE AGENTS OF THE INSURANCE SUBSIDIARY. Mid American Century has attempted to attract and license agents to sell its products. Because of the current job market and the commission-based compensation for the sale of life products, it has not attracted as many agents as it would like. The amount of sales and thus premium to Mid American Century is directly related to the number of agents offering its products. If Mid American Century is unable to attract the number of agents it needs to sell its products, it will reduce the income of the insurance subsidiary, which will result in less income to Mid-American Alliance.

         BANK HOLDING SUBSIDIARY LACK OF EXPERIENCE. Mid-American Alliance has several persons with banking backgrounds on its Board of Directors and Advisory Board; however none of the senior management team has such background. Mid-American Alliance will have to recruit individuals with banking experience to operate the bank. Failure to attract these individuals would effect the



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

profitability of the proposed bank. Mid-American Alliance would not create a bank holding subsidiary unless it can recruit such individuals.

         BANK HOLDING SUBSIDIARY INTEREST RATE SENSITIVE. The banking business is very interest rate sensitive. If interest rates were to increase dramatically and impact margins, a bank might not be profitable.

         MID-AMERICAN ALLIANCE MAY NOT BE ABLE TO COMPETE IN THE INSURANCE AND BANKING BUSINESS. The life insurance industry is a highly competitive business. As of the date of this Memorandum, the Missouri Department of Insurance reports that there are 40 domestic life insurance companies authorized to conduct a life insurance business in Missouri and 587 foreign(out of state) companies authorized to conduct a life insurance business in Missouri. Many of these companies will have significantly larger capitalization and operations than will Mid-American Alliance's life insurance subsidiary. Accordingly, competition for new life insurance policies will be significant which may have a negative impact on Mid-American Alliance's ability to operate profitably. In addition, the banking business is a highly competitive business. Many of the banks will have significantly larger capitalization and operations than Mid-American Alliance's banks. Accordingly, competition for banking business will be significant which may have a negative impact on Mid-American Alliance's ability to operate profitably.

         DEPENDENCE UPON SCOTT ENGEBRITSON AND HAROLD WOODWARD. The ability of Mid-American Alliance to continue its operations successfully will be dependent primarily upon the efforts of Scott J. Engebritson, Chairman of the Board, and Harold D. Woodward, President. Mid-American Alliance has entered into employment agreements with these persons but has not obtained any "key man" life insurance on their lives. The loss of the services of either of these officers could have a material adverse effect on the ability of Mid-American Alliance to operate successfully.

         MID-AMERICAN ALLIANCE'S LIMITED REVENUES MAY LIMIT ITS ABILITY TO BE PROFITABLE IN THE FUTURE. Mid-American Alliance has limited revenues or operating profits to date. Moreover, Mid-American Alliance may not derive sufficient revenues from its operations or operate on a profitable basis. The likelihood of the success of Mid-American Alliance must be considered in light of the problems, costs, difficulties and delays encountered in connection with the start-up of a new business, and the competitive environment in which it will operate.

         MID-AMERICAN ALLIANCE MAY USE A PORTION OF THE PROCEEDS FOR UNSPECIFIED PURPOSES. A substantial portion of the proceeds of the Offering are intended to be utilized generally to implement the proposed business plan and growth of Mid-American Alliance, such as the creation of bank subsidiary and investment in other properties and companies as allowed by the rules and regulations of the State of Missouri Department of Insurance. Accordingly, prospective investors who invest in Mid-American Alliance will be entirely dependent on the judgment of management of Mid-American Alliance in connection with the allocation of a portion of the funds raised herein. The determinations ultimately made by such persons relating to the specific allocation of the net proceeds of the Offering will permit Mid-American Alliance to achieve its business objectives.

         GOVERNMENTAL REGULATION OF FINANCIAL SERVICES SUBSIDIARY. Mid-American Alliance intends to operate in the financial services area. At present, financial services companies are only subject to regulation under the laws relating to their subsidiaries, such as banking, insurance or securities. This is an evolving area, and new regulations could be enacted that would have a substantial impact upon the company to operate all of the various subsidiaries. Failure to obtain permission from any regulatory body would prevent Mid-American Alliance to grow as quickly as planned.

         GOVERNMENTAL REGULATIONS OF INSURANCE SUBSIDIARY. There is extensive state regulation of insurance companies and the companies that own them. Thus, Mid-American Alliance and its insurance subsidiary would be subject to capital requirements, the type of investments that may be made, licensing of products and salespeople, and various consumer protection requirements. While the insurance subsidiary is in compliance with current regulations, any changes in such regulations could have a material impact upon the insurance subsidiary and Mid-American Alliance.

         GOVERNMENTAL REGULATIONS OF BANKING SUBSIDIARY. Banks and their holding companies are subject to extensive regulation at both the state and federal level. These include capital requirements, limits on types of investments, requirements regarding certain bank employees, and various consumer protection requirements, including provisions relating to the loaning of money. The bank holding company subsidiary will be required to comply with all of these provisions and the inability to comply would result in the inability to enter the banking business. In addition, any changes to such regulations could have a material impact upon the bank holding company subsidiary and Mid-American Alliance. In addition, financial services companies engaged in the banking business are regulated in the same manner as the banking subsidiaries.

         POTENTIAL CONFLICTS OF INTEREST OF MR. ENGEBRITSON AND FIRST ALLIANCE INVOLVING COMPETITION IN THE INSURANCE BUSINESS. One of Mid-American Alliance's executive officers, Mr. Engebritson is also an executive officer/director of several other financial holding companies and life insurance companies. These are Mid-Atlantic Capital of Charleston, West Virginia, Western States Alliance Corporation of Colorado Springs, Colorado, Security Alliance Insurance Co. of Little Rock, Arkansas, First Alliance Corporation of Lexington, Kentucky, and First Alliance Insurance Company of Lexington, Kentucky. It is anticipated that Mr. Engebritson will devote up to 40% of his time to Mid-American Alliance. In the future, Mid-American Alliance may compete with some or all of these corporations concerning the allocation of the time and attention of Mr. Engebritson. In addition, another potential conflict of interest exists in that several of these companies may ultimately compete with Mid-American Alliance in the life insurance industry.

                                  THE BUSINESS

INTRODUCTION

         Mid-American Alliance Corporation was incorporated in Missouri on May 1, 1996. Mid-American Alliance has limited history of operations and was formed for the primary purpose of becoming a financial services holding company. A financial services holding company is a company which may own several subsidiaries which are engaged in offering a variety of financial products including insurance, banking products and securities products. Mid-American Alliance has five salaried employees, and will be hiring and training personnel to carry out its business plan. Additional administrative personnel will be hired as needed. Mid-American Alliance has entered into a lease agreement for its executive office space at 813 W. Stadium Blvd., Suite A, Jefferson City, Missouri 65109.

MID-AMERICAN CENTURY LIFE INSURANCE COMPANY
LIFE INSURANCE SUBSIDIARY

         Mid-American Alliance owns 100 % of a life insurance subsidiary. Mid-American Alliance purchased a Missouri domiciled life insurance company, Mid-American Century Life Insurance Company (Mid American Century). In its first year of operations under the ownership of Mid-American Alliance Corporation, Mid American Century showed an after tax statutory profit of $114,000. Its net earnings as of 12/31/1999 were $93,206. The agents of Mid American Century have submitted over $750,000 in premiums to the company since April, 2000. Mid-American Alliance anticipates that approximately 80% of the submitted premiums will be issued as policies. Mid American Century is currently marketing Century 2000, a combination product, and a ten year level term product to the shareholders of Mid-American Alliance Corporation. Century 2000 is a combination product that contains a modified whole life insurance policy, which decreases over a twenty year period, and a flexible premium deferred annuity rider with a 7% interest rate. It is sold in premium units of $2,000 per unit thru referrals generated from existing security and policyholders. It makes up the overwhelming majority of product sold by Mid American Century. Mid American Century has issued 253 policies during 2000. Prior to April of 2000, Mid American Century had issued 14 policies.

         The ten-year level term product is a standard ten-year term life product that is marketed to policyholders and security holders. It makes up less than 5% of Mid American Century's sales. Mid American Century may also sell other life insurance products and annuities as approved by the appropriate state insurance departments. These products will be sold by licensed insurance agents on a personal contact basis. The agents will rely primarily upon leads generated by existing policyholders and stockholders in Mid-American Alliance. Mid American Century has received its Certificate of Authority to expand its charter in Arkansas and has filed for authority in Illinois and Iowa. It will consider filing for authority in other states as its sales force grows.

         Mid American Century Life Insurance Company was incorporated in October of 1983 and has been registered with the Missouri Department of Insurance since December 1, 1983. Many states require that an insurance company be in business for a minimum number of years before becoming licensed. Mid-American Century Life Insurance Company can apply for registration in most states because of how long it has been chartered in Missouri. Until April 14, 2000 it had not actively sold insurance products in the state of Missouri for the last two years. Mid American Century had three agents working since its purchase by Mid-American Alliance. It currently has appointed sixteen agents to sell its life products. These agents have become associated with the company since April 14, 2000. Missouri insurance laws require that a life insurance company be capitalized with a minimum of $1,200,000 of capital and surplus. Mid-American Century is capitalized with $6,000,000.

         On May 22, 2000, Mid American Century Life Insurance Company of Missouri purchased 100% of the outstanding shares of Mid-American Century Life Insurance Company of Arkansas. The purchase price was $250,000. The name of that company has been changed to Security Alliance Insurance Company. The Arkansas company has been licensed with Arkansas Department of Insurance since 1957. It has had limited activity for the past several years and has employed no agents during that time. Currently it has no agents licensed to sell insurance products in Arkansas. Mid-American Alliance plans to market life products similar to those sold by Mid American Century through Security Alliance Insurance Company of Arkansas. These products will require the approval of the Arkansas Department of Insurance. Security Alliance has 76 insurance policies in effect. It has had net earnings of less than $4,000 over the past two years. While Security Alliance has serviced the existing policies it has had no sales effort over the past two years.

         The Mid American Century Life Insurance Company is subject to the regulation and supervision of the Director of the Missouri Department of Insurance. Such regulation is primarily for the benefit of policyholders rather than stockholders of Mid-American Alliance. Broad administrative powers are possessed by the Department. These powers include the authority to grant and revoke licenses to transact business, to approve the form of insurance contracts, to regulate capital requirements, to regulate the character of permitted investments, and to require deposits for the protection of policyholders. The Missouri Insurance Code requires the filing of a detailed annual report with the Department. The insurance subsidiary's business and financial accounts will be subject to examination by the Department, as well as insurance departments of any other states in which it may do business.

         Mid American Century may not be able to satisfy the regulatory requirements of the Department or a similar department in any other state in which it may wish to transact business.

         Mid-American Alliance, as the holder of 100% of the shares of a Missouri insurance company, will also be subject to the provisions of the Missouri Insurance Holding Company Act. The provisions of said Act generally provide for restrictions on a change in control of the insurance company, require the filing of certain reports with the Department, and limit the amount of dividends which may be received by the holding company from the insurance company subsidiary.

         The life insurance industry is fiercely competitive. A.M. Best Company reports that there are more than 2,600 chartered life insurance companies in the United States. The most recent survey from the Missouri Department of Insurance reports that as of December 31, 1999, there were 40 domestic (Missouri-chartered) life insurance companies and an additional 587 companies incorporated in other jurisdictions which are authorized to sell life insurance in Missouri. Many of the life insurance companies authorized to do business in Missouri are well-established companies with fine reputations, offering a broader line of insurance policies, having larger selling organizations, and greater financial resources than Mid-American Alliance's insurance subsidiary will have when it commences operations. There is also considerable competition among insurance companies in obtaining qualified sales agents.

         There are certain factors particular to the life insurance business that may have an adverse effect on the operating results of its insurance subsidiary. The basic factors are that cost of putting a new policy in force is usually greater than the first year's premium thereon, and, accordingly, in the early years of producing new life insurance business, these initial costs and the required provisions for reserves tend to have an adverse effect on operating results. Mid-American Alliance's insurance subsidiary, as is common among new or inactive life insurance companies, could operate at a loss for a number of years because of the substantial costs of writing new life insurance. The aggregate cost of writing new life insurance includes such significant nonrecurring items as first year commissions, medical and investigation expenses, and other expenses incident to the issuance of new policies, together with the initial reserves required to be established. Accordingly, it is generally recognized that the cost of putting a new policy in force is substantially greater than the first year premium. As a result, the reported profits of a new life insurance company are affected adversely. Such a company may be expected to sustain losses for a number of years, during which time earnings are not available for dividends.

         Mid-American Alliance's officers have a combined 44 years of experience in the sale and administration of life insurance products. However, Mid-American Alliance may not be successful.

MID AMERICAN ASSOCIATES AGENCY INC.

         Mid-American Associates Agency is a full service insurance agency that is owned by Mid-American Alliance and Keith Dent. Mid-American Alliance owns 85% of the agency and Mr. Dent owns 15%. Mid American Century Life loaned Mid American Associates Agency $150,000 at 8% interest on a five year note as startup capital.

         Mid-American Associates Agency has purchased 100% of the stock of Southwest Agency Inc. for $950,000 from Charles Compton. The purchase price was comprised of $90,000 down payment, a $400,000 note to Charles Compton with 0% interest and which is payable in three equal payments over the next three years, and a $400,000 loan from Brooke Capital Corporation on a 10 year note at three percent over prime. Brooke Capital has also made available a $400,000 line of credit to the agency. Mid-American Alliance and Keith Dent are guarantors on the $400,000 loan with Brooke Capital.

         Southwest Agency Inc., which is located in Carthage, Missouri, has had average gross commissions of approximately $635,000 over each of the last three years. It currently has over 5,000 clients and over 100 companies for which it is appointed to write insurance. It will offer and sell a complete line of insurance products. Southwest Agency, Inc. has had a net profit of between $125,000 and $150,000 over the past three years. Management believes that with no changes it will have that return in the future. However, management intends to reduce expenses, expand the number of producers in the agency, automate the office, and sell additional products. An increase of at least 10% per year in net profit is expected from these actions.

         Mr. Dent is the President of Mid-American Associates Agency, Inc. Prior to going into business with Mid-American Alliance Corporation he was the District Manager of the Farmers Insurance Group of Companies Mid-Missouri District 14-60. Mr. Dent led the most profitable District in the state of Missouri out of twenty Districts from 1997-2000 for Farmers. Mr. Dent started in the insurance business fulltime in 1986 with New York Life Insurance Company in Corpus Christi, Texas. He started as an agent and with in two years was promoted to Area Sales Manager. In his capacity as Area Sales Manager he was responsible for recruiting and training new associates. Mr. Dent was offered an opportunity to manage a satellite sales office in Northwest Indiana, Merrillville, IN. There he was responsible for over 30 agents and staff. Additionally he was not only responsible for the recruiting and training of new agents but also the leadership of the established agents and the administration of the office. Mr. Dent was ranked number three in the commissions production in the nation out of over 700 sales managers in the company. In 1992 Mr. Dent was offered the opportunity to start a "scratch" operation for American National Insurance Company. Keith was the first person hired into this agency operation. From 1992 until 1994 Mr. Dent built that agency operation into one of the top seven producing units in Life insurance and number fifteen in property and casualty out of over 250 Multi-line General Agencies. After accepting a position with American National in Joplin, MO he shortly led that agency toward being a leader in the American National system, both in profit and life insurance sales. In 1997 Farmers Insurance Group recruited Mr. Dent to lead its' District in Mid-Missouri. Mr. Dent has served in the Industry as President of the National Association of

Life underwriters, as well as the General Agents and Managers Association. He progressed thought many chairs and offices in order to reach the aforementioned levels. Mr. Dent graduated from Southwest Texas State University in San Marcos, Texas in 1983 with a Bachelor in Business Administration. Mr. Dent holds three insurance industry professional designations, which require an exhaustive course of study as well as a series of exams to obtain. Mr. Dent has also served in the capacity of Chairman for the Life Underwriters Training Council, as well as having moderated for over 10 years in both capacities. Mr. Dent serves in many civic, local and community organizations for business, non-profit and youth oriented benefit.

KEN JOHNSON AGENCY

         Mid-American Alliance and Mid American Century Life Insurance Company own the Ken Johnson Insurance Agency. Mid-American Alliance and Mid American Century purchased the agency on June 1, 2000 for a price of $500,000. A portion of the proceeds of this offering ($300,000) will be used to purchase the interest from Mid American Century. This will allow the profits from the Ken Johnson Agency to flow to investors in Mid-American Alliance. It will also increase the capital and surplus of Mid American Century because the Ken Johnson Agency investment is not counted a capital and surplus.

         The Ken Johnson Agency has approximately 2000 clients and is licensed to sell a variety of insurance products in both Missouri and Iowa. These products are primarily auto, home, commercial building, and farm insurance. The agency has in the past operated with three agents, all of whom have agreed to continue working for the agency. In addition, Ken Johnson, who owned the agency as a sole proprietor has agreed to continue with the agency as an unpaid consultant. The agency has produced over $210,000 in gross premiums over the past two years and it has overhead of approximately $70,000. Thus, without any additional sales, Mid-American Alliance anticipates that the agency will net approximately $140,000 a year. The agency currently employs three agents licensed in Missouri and two who are licensed in Iowa. The agency has contracts allowing it to sell insurance products from 18 companies, including All State Insurance Co., Blue Cross Blue Shield of KC, AMCO Insurance, Cameron Mutual, Continental General Insurance, and C.N.A. Mid-American Alliance has opened a branch office of the Ken Johnson Agency in its Jefferson City office and has hired Keith Dent as Director of the Agency. Under Mr. Dent's supervision, the Ken Johnson Agency plans to expand into a majority of counties in the state of Missouri.

         The Ken Johnson Agency will face strong competition from a broad range of agencies as it expands into counties around the state. These agencies will be agencies that are already in operation, with existing customers loyal to the agents servicing them. The agency anticipates using its Advisory Board and existing shareholders as a base to create interest and initial business for the agency in new counties. In addition, the growth of online insurance products will also present competition to the agency. It is not clear the extent of that competition; however the agency intends to offer personal, face to face service as an alternative to online insurance sales. The agency currently has limited competition in Princeton, Missouri and has established name recognition in the surrounding area. It does not anticipate that this will change in the near future.

         The Ken Johnson Agency will be seeking to acquire agencies that sell a variety of insurance products. The Agency is always looking for opportunities to expand its business. The acquisitions may involve Mid-American Alliance, Mid American Century Life, Mid American Associates or they may involve some joint ownership with other entities. The Board of Directors will determine the appropriate relationship for any purchase. At the present time there is not a specific agency that is being considered for purchase. However, the purchase of the Southwest Agency by Mid American Associates is the type of purchase that would be considered if available.

BANK HOLDING COMPANY SUBSIDIARY

         Mid-American Alliance intends to form an Illinois bank holding company in which it would have 85% ownership. The bank holding company would then partner with local investors to own a state chartered bank. It is anticipated that Mid-American Alliance will retain 51% ownership in said bank with local investors retaining 49% ownership. Mid-American Alliance has demonstrated in the life insurance business the ability to recruit and build a Board of Directors of knowledgeable, influential, respected business people. Several members of the Board of Directors of Mid-American Alliance have extensive experience involving banks, including serving on bank boards, serving as bank presidents, and being executive director a bankers association amounting to over 50 years of experience. These individuals will serve on the bank holding company Board of Directors that will be organized as a state bank holding company under the laws of Illinois. Mid-American Alliance believes it can recruit other highly qualified Board of Directors for a bank holding company and the local bank.

         While participation in the local bank is dependent upon funding from this offering, Mid-American Alliance has had extensive negotiations with individuals in Illinois who have started, expanded, and managed banks in Illinois. These individuals are interested in participating in the creation of a bank in Illinois depending upon the location and capitalization of the bank. Mid-American Alliance has entered into an agreement with Charles Statler to recruit a bank president, a cashier, and a senior loan officer. Illinois banking laws require that a bank holding company must have these three positions filled with individuals who have extensive banking experience. The Illinois banking regulators, prior to the formation of a state bank must approve these individuals and the bank holding company. Mid-American Alliance does not anticipate any problem obtaining that approval.

         The bank holding company will own and operate a state bank in Illinois. That bank will offer traditional banking products including the taking of deposits and making loans. It will offer insurance products to its customers, which will be done through agents of Mid-American Alliance subsidiaries.

         Newly passed legislation at both the state and federal level has created an opportunity for Company to form a bank holding company, which would form and own a bank. Large bank mergers have resulted in numerous reductions of personal service in small to medium sized towns in the Midwest. Such mergers have displaced a number of highly qualified bank personal. Using it's Advisory Board and shareholder base Mid-American Alliance believes it can form or purchase community banks that would offer a range of products, including insurance, with a personal touch of a community owned bank. Mid-American Alliance's plan is to research and locate areas in which management believes a community bank could thrive. The bank holding company would then approach local investors who would invest half of the $5,000,000 required capital to form or purchase a bank. Mid-American Alliance would invest the other half of the amount needed $2,500,000 and retain a 50% ownership in the bank. The local investors would create a local or hometown influence for the bank. Mid-American Alliance because of its statewide contacts and business in surrounding states believes it can find locations that would meet these criteria.

         Mid-American Alliance would intend to offer banking services and insurance services through its agency to bank customers.

BECAUSE MANAGEMENT DOES NOT HAVE THE ADVANCE ABILITY TO DETERMINE WHETHER A LOCATION TO SUPPORT A COMMUNITY BANK OR TO FORESEE THE ECONOMIC CONDITIONS IN THE FUTURE, MANAGEMENT RESERVES THE RIGHT TO REDIRECT THE NET PROCEEDS OF THE PROPOSED PUBLIC OFFERING ALLOCATED TO THE BANK HOLDING COMPANY SUBSIDIARY PORTION OF MID-AMERICAN ALLIANCE'S BUSINESS PLAN FOR ACQUISITION PURPOSES.

                                    PROPERTY

         Mid-American Alliance rents the building where its executive offices are located for $5,700 a month. Mid-American Alliance has 5,400 square feet of space at 813 West Stadium, Suite A, Jefferson City, Missouri. This space is also used for the Ken Johnson Agency branch office and for sales personnel. Mid-American Alliance owns a 5,000 square foot property that it obtained as part of its purchase of Ken Johnson Agency. The property is located in Princeton, Missouri, which is approximately 30 miles from the Iowa state line. The property is an office facility located at the corner of Highways 65 and 135 in Princeton. Mid-American Alliance has an appraisal on the property in the amount of $51,000.

         Mid-American Alliance does not invest in real estate or plan to invest in real estate in the future. It may, as allowed by insurance regulations, invest in collateralized mortgages. This will be done only to the extent permitted under the insurance regulations.

                                 CAPITALIZATION

         The following table sets forth the capitalization of Mid-American Alliance as of June 30, 2000, and the pro forma capitalization as of such date to give effect to the issuance of the minimum and maximum number of Shares offered hereby.


                                                     Actual at
                                                  December 31, 2000            Minimum                 Maximum
                                               ----------------------- ---------------------- ------------------------
Policy and contract Liabilities                       $441,546               $441,546                $441,546
Current and other Liabilities                         $107,372               $107,372                $107,372
Total Liabilities                                     $548,918               $548,918                $548,918
                                                      --------               --------                --------
Common Stock, $.10 par value, 7,600,000
   shares authorized, 6,817,300 shares
   issued (2) (as adjusted, 6,950,634
   minimum, 8,150,634 maximum) (3)                     $640,570               $653,903                $773,903
Additional Paid in Capital Accumulated               $9,291,571             $10,228,909             $18,798,242
   Deficit                                          ($2,795,153)           ($2,795,153)            ($2,795,153)
Less:
   Common in Treasury                                ($76,560)               ($76,560)               ($76,560)
Accumulated and
   Comprehensive income                                $7,723                 $7,723                  $7,723
     Total Stockholders'                             $7,068,151             $8,567,740              $16,708,155
         Equity
Total Capitalization                                 $7,617,069             $9,116,658              $17,257,073
                                                     ==========             ==========              ===========

(1)  Assumes net proceeds from this Offering of $9,200,000.
(2)  Assumes the outstanding Common Shares will be 5,954,000.

(3)  Assumes the sale of all 1,333,334 shares in this offering.

                            DESCRIPTION OF SECURITIES

         The authorized stock of Mid-American Alliance consists of 15,000,000 shares of Common Stock, $.10 par value as stated in the Articles of Incorporation, and 640,000 shares of Preferred stock, $5.00 par value. As of the date of this Offering, 6,817,300 Shares are issued and 6,405,700 Shares are outstanding. The difference of 411,600 are those shares which have been returned to treasury. Mid-American Alliance's common stock offered in this Offering is 1,333,334 shares. These shares, when issued, will be fully paid and non-assessable.

         In the event of liquidation, holders of the shares are entitled to participate equally per share in all assets, if any, of Mid-American Alliance remaining after the payment of all assets, if any, of Mid-American Alliance remaining after the payment of all liabilities. Holders of the shares are entitled to such dividends, as the Board of Directors, in its discretion, may declare out of funds available therefore.

         The holders of the shares are entitled to vote for each share held of record in each matter submitted to a vote of stockholders. Cumulative voting in the election of directors is not allowed and, therefore, the holders of a majority of the outstanding common stock represented at any meeting at which a quorum is present will be able to elect all the directors. A majority of the outstanding shares of stock entitled to vote constitutes a quorum at any shareholder meeting. There are no preemptive or other subscription rights, conversion rights, registration or redemption provisions with respect to any shares of Common Stock.

         An investment in the Shares will be illiquid due to the lack of a public trading market. As discussed above, no market currently exists and no market is expected to develop as a result of this Offering.

                           DESCRIPTION OF COMMON STOCK

         In the event of liquidation, holders of Mid-American Alliance's Common Stock are entitled to participate equally per Share in all assets, if any, of Mid-American Alliance remaining after the payment of all liabilities. Holders of the Common Stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds available therefore.

         All shareholder rights conferred by the provisions of the Missouri Revised Statutes governing corporate entities as amplified or amended by Mid-American Alliance's Articles of Incorporation and by-laws shall vest in the subscriber's immediately upon acceptance of the subscription by Mid-American Alliance. These rights include, inter alia, voting rights, liquidation and other preferences, etc.

         The holders of the Common Stock are entitled to one vote for each Share held of record in each matter submitted to a vote of stockholders. The Articles of Incorporation of Mid-American Alliance do not allow cumulative voting in the election of directors and, therefore, the holders of a majority of the outstanding Common Stock represented at any meeting at which a quorum is present will be able to elect all the directors. A majority of the outstanding Shares of stock entitled to vote constitutes a quorum at any shareholder meeting. There are no preemptive or other subscription rights, conversion rights, registration or redemption provisions with respect to any Shares of Common Stock.

                         DESCRIPTION OF PREFERRED STOCK

         The Articles of Incorporation authorized the Board of Directors to issue 640,000 shares of Preferred Stock. The Articles of Incorporation establish the rate of dividends, redemption terms, liquidation rights, voting rights, conversion rights, and any other lawful rights, preferences and limitations of each of the preferred shares. The preferred stock was sold as part of a Unit offering conducted by Mid-American Alliance consisted of one share of preferred stock and one share of common stock. Each share of Preferred Stock has been converted, at the holder's option, into four (4) shares of Common Stock. There are no outstanding Shares of Preferred Stock at this time and Mid-American Alliance has no intention of issuing any Preferred Stock. If any preferred stock is issued it will be approved by a majority of Mid-American Alliance's independent Board of Directors who will not have an interest in the transaction and who will have access, at the Company's expense, to either the Company's legal counsel or independent legal counsel.

                              PLAN OF DISTRIBUTION

         The Shares offered herein will be offered on a "best efforts" basis by Greystone Securities Corporation, in Missouri, Illinois, Arkansas, and Kansas. The Company will register the securities for sale in all of these states. Greystone and Mid-American Alliance have entered into a Dealer Agreement providing that Greystone will receive a commission of 5% on each sale and that Mid-American Alliance will provide compensation to Greystone in the form of a $200,000 advertising budget. In addition, Greystone has received an option to purchase up to 133,334 shares of Common stock at $7.50 for a period of five years. Greystone will receive the option to purchase these shares only upon the minimum-offering amount being achieved and will only have the option for one share for the sale of every ten shares. These warrants will be restricted from sale, transfer, assignment, or hypothecation for a period of one year from the effective date of the offering except to officers or partners (not directors) of the underwriter and members of the selling group and/or their officers or partners.

         The Company may use agents of the issuers to sell the securities. These agents will be officers of Mid-American Alliance and would sell only after they were properly registered as agents of the issuer in any state in which they would conduct business. Mid-American Alliance and Greystone Securities Corporation intend to hold a number of seminars around the state for existing security holders and potential security holders. Mid-American Alliance will be providing $200,000 to cover the cost of these seminars. These meetings will focus on updating existing security holders as to the development of Mid-American Alliance, explaining the insurance products that Mid American Century is offering, and explaining this offering. The sum of all advertising expenses will not exceed 2% of the total capital raised. The advertising budget is projected to be evenly divided between direct mail expenses, newspaper advertising and room and meal costs. This will be approximately $66,333.

         If the officers of Mid-American Alliance become involved in making an offering of the securities in this offering, they will register as issuer agents. Such officers will rely upon Rule 3a4-1 in not being registered. Such officers will receive no commission, will be primarily engaged in other activities at Mid-American. These individuals have not been employed by a registered broker dealer or involved in the offer or sale of securities in the past twelve months.

         The first $3,000,000 in proceeds from subscriptions for the Shares being offered by this Memorandum will be deposited into an escrow account at Central Trust Bank of Jefferson City, Missouri. The proceeds will be invested only in investments permissible under SEC Rule 15c2-4. The proceeds will be available to Mid-American Alliance upon the deposit of $3,000,000 in the escrow account. In the event the minimum offering is not achieved within nine months of the registration of the offering with the Securities and Exchange Commission, the funds will be returned to investors.

         Checks should be made payable to "Central Trust Escrow for Mid-American Alliance Corporation" Subscriptions are subject to acceptance by Mid-American Alliance. The broker dealers will transmit such checks directly to the escrow agent at Central Trust Bank by noon of the next business day after receipt of the check. Central Trust Bank is not deemed to have approved of, recommended, or given approval to, any person, security or transaction related to the securities offering by Mid-American Alliance.

         All proceeds with respect to subscriptions that are not accepted by Mid-American Alliance will be returned to the subscriber without deduction or interest thereon.

INVESTOR SUITABILITY STANDARDS

         All representations by prospective investors shall be reviewed and relied upon by Mid-American Alliance in determining the suitability of such person under applicable securities laws and regulations.

         Potential investors will be reviewed on the basis of their income and net worth as well as their previous investment experience. Only investors having a sufficient income and net worth to risk the loss of their investment will be accepted. In addition, investors should have sufficient prior investing experience to understand the risks associated with an offering in a new company, with securities that are not marketable at the present time. Only persons who have adequate financial means and no need for liquidity with respect to their investment should purchase any Shares because (1) no market for the Shares exists nor may develop as a result of this Offering, and (2) the Shares are speculative. Mid-American Alliance and broker dealer will not sell the Shares to any purchaser unless, in the judgment of Mid-American Alliance and/or the broker dealer, the investment is suitable for such purchaser based on the information provided in the Subscription Documents.

SUBSCRIPTION PROCEDURES

         The execution of a Subscription Agreement constitutes a binding offer to buy Shares and an agreement to hold open the offer to buy the Shares until the subscription is accepted or rejected by Mid-American Alliance. No subscriptions will be valid unless accepted in writing by an officer of Mid-American Alliance.

         Prospective investors who wish to invest must deliver the following items to Mid-American Alliance:

         1. An executed Subscription Agreement with the appropriate blanks completed (see Subscription Documents, separate from the Prospectus);

         2. An executed Purchaser Questionnaire with the appropriate blanks completed ( see Subscription Documents);

         3. A check, bank draft or money order, payable to the order of "CENTRAL TRUST BANK ESCROW FOR MID-AMERICAN ALLIANCE CORPORATION" in the amount of the subscription. Such money will be only invested in investments permissible under SEC Rule 15c2-4. The broker dealers will be transmitted to the escrow agent by noon of the next business day after receipt of the check.

         The original Subscription Documents to be executed by each subscriber are contained in a packet that accompanies the Prospectus. On delivery of the executed Subscription Documents and expiration of any state rescission rights, the subscriber will become bound by its terms and will not be able to revoke his or her subscription. However, Mid-American Alliance reserves the right to reject any subscription, in whole or in part, in its sole discretion.

FINANCIAL POSITION

Total assets increased to $7,617,069 at December 31, 2000 from $6,774,960 at December 31, 1999. This increase resulted from the commencement of insurance operations during 2000. Invested assets decreased from $6,102,149 at December 31, 1999 to $4,680,332 at December 31, 2000 due to a shift in the investment mix from short and long term investments to cash equivalents. At December 31, 2000, management was interviewing investment managers and held funds in cash equivalents until a management firm was retained.

Deferred policy acquisition costs are related to the sale of life insurance. Certain costs which are incident to the sale of life insurance are capitalized and amortized over the premium paying period of the related policies. These costs include commissions and policy underwriting and issuance costs. Deferred policy acquisition costs totaled $94,330 at December 31, 2000. There were not any deferred policy acquisition costs at December 31, 1999.

Goodwill increased to $563,700 at December 31, 2000 from $48,052 at December 31, 1999. This increase is due to the acquisition of the Ken Johnson Agency and Security Alliance Insurance Company.

Total liabilities increased to $548,918 from $75,486 for December 31, 2000 and 1999, respectively. This increase is related to the commencement of insurance operations. Policy and contract liabilities increased to $441,546 at December 31, 2000. Policy reserves are established with the sale of life insurance. These reserves are based on such factors as the insured's age, interest assumptions and mortality. Policy reserves totaled $329,192 at December 31, 2000. At December 31, 1999, policy reserves totaled $13,309. Total policy and contract liabilities totaled $18,687 at December 31, 1999.

RESULTS OF OPERATIONS

Mid-American Alliance commenced full scale marketing of its insurance products in April of 2000. Prior to April of 2000, Mid-American Alliance raised capital through a Missouri intra-state public stock offering. Accordingly, comparisons of the results of operations from 1999 to 2000 are not necessarily indicative of the true operations of Mid-American Alliance.

Revenues for the each of the three years ending December 31, 2000, 1999 and 1998 totaled $1,068,863, $225,641 and $154,296, respectively. Premium income increased due to the commencement of insurance operations. Premium income, net of reinsurance ceded totaled $454,063, $3,480 and $1,489 for the years ended December 31, 2000, 1999 and 1998, respectively. Investment income increased due to the increase in the invested asset base from capital generated from the sale of stock in the intra-state public stock offering. Commission income is the result of the purchase of the Ken Johnson Agency which derives its income from commissions on the sale of property, casualty and life insurance sales.

Benefits and expenses totaled $1,581,787, $745,480 and $773,755 for the years ending December 31, 2000, 1999 and 1998, respectively. The increase in policy reserves totaled $156,931 for the year ended December 31, 2000. This is due to an increase in life insurance sales. The increase in policy reserves for 1999 was $1,070. Policy reserves decreased by $2,245 in 1998. Commission expenses increased due to the sale of life insurance. Commissions are determined based on a percentage of first year and renewal premiums received. Policy acquisition costs deferred are costs directly related to the sale of insurance. These costs totaled $200,475 for the year ended December 31, 2000. There were no deferred acquisition costs during 1999 and 1998. Salaries, wages and employee benefits increased due to hiring additional personnel for insurance operations. Professional fees increased due to the acquisition of the Ken Johnson Agency and Security Alliance Insurance Company.

Net loss from operations increased to $524,471 for the year ended December 31, 2000 net of $11,547 of federal income taxes. These taxes are calculated based on the operations of Mid American Century Life Insurance Company. The net loss for the years ended December 31, 1999 and 1998 was $510,607 and $635,400, respectively.

CASH FLOW AND LIQUIDITY

         The insurance operations generally provide adequate cash flow from premium collections and investment income to meet obligations. Insurance policy liabilities are generally long term in nature and are paid from future cash flows. Mid-American Alliance's available for sale investments are readily marketable. Although there is no present need or intent to dispose of such investments, Mid-American Alliance could liquidate portions of their investments.

                                 USE OF PROCEEDS

Assuming that all 1,333,334 Shares of this Offering are sold, a total of $10,000,000 will be raised. That will represent $9,200,000 to Mid-American Alliance Corporation. The following represents management's best estimate of how these funds will be used over the next 24 months:


                                                                             MINIMUM                   MAXIMUM
FIRST PRIORITY - MINIMUM OFFERING
Expenses Related to Stock Offering
     Commissions                                                               150,000
     Legal Expenses                                                             15,000
     Printing                                                                   20,000
     Accounting                                                                 15,000
     Advertising                                                                60,000
                                                                             ---------
     Total Expenses                                                            260,000
Capitalization of Bank Holding Company                                       2,500,000
Working Capital for MAAC                                                       240,000
Total Capital Raised Phase 1                                                 3,000,000

SECOND PRIORITY
Expenses Related to Stock Offering
     Commissions                                                                                           150,000
     Legal Expenses                                                                                          5,000
     Printing                                                                                               20,000
     Accounting                                                                                              5,000
     Advertising                                                                                            60,000
                                                                                                        ----------
     Total Expenses                                                                                        240,000
Capitalization of Bank Holding Company                                                                   2,500,000
Capitalization of Bank Holding Company for Working Capital                                                 500,000
Working Capital for MAAC                                                                                   260,000
                                                                                                        ----------
Total Capital Raised Phase 2                                                                             3,500,000

THIRD PRIORITY
Expenses Related to Stock Offering
     Commissions                                                                                           200,000
     Legal Expenses                                                                                          5,000
     Printing                                                                                               20,000
     Accounting                                                                                             10,000
     Advertising                                                                                            80,000
                                                                                                        ----------
     Total Expenses                                                                                        315,000
Repurchase 60% ownership in
     Ken Johnson Agency from MACLIC                                                                        300,000
Increase Capitalization of Ken Johnson Agency                                                              200,000
Acquisition Capital                                                                                      2,000,000
Working Capital MAAC                                                                                       685,000
                                                                                                        ----------
Total Capital Raised Phase 3                                                                             3,500,000
TOTAL OFFERING                                                               3,000,000                  10,000,000

         The expenses in the above table are management estimates of material operating costs over the next 24 months. Actual cost incurred may vary significantly from the estimates above. Management believes based upon its existing base of shareholders and discussions with the broker dealer that all or substantially all of the proceeds will be raised in this offering.

         BECAUSE MANAGEMENT DOES NOT HAVE THE ADVANCE ABILITY TO DETERMINE WHETHER THE MANAGEMENT OF THE BANK HOLDING COMPANY BUSINESS CAN BE RECRUITED AND WHETHER APPROPRIATE LOCATIONS CAN BE FOUND FOR SUCH BUSINESSES, MANAGEMENT RESERVES THE RIGHT TO REDIRECT THE NET PROCEEDS OF THE PROPOSED PUBLIC OFFERING ALLOCATED TO THE VENTURE CAPITAL AND BANK HOLDING COMPANY PORTION OF MID-AMERICAN ALLIANCE'S BUSINESS PLAN FOR ACQUISITION PURPOSES.

         The net proceeds of this Offering will use the minimum of $3,000,000 will be used for the following purposes: $2,500,000 to form a bank holding company, $150,000 to pay commissions, $60,000 for advertising, $60,000 for offering expenses, and $240,000 for working capital. Using the $2,500,000 in the bank holding company, Mid-American Alliance would look for local investors who would be willing to invest an additional $2,500,000 for half ownership of a bank in Illinois. The community and local investors would be chosen based upon community need and local involvement.

         Mid-American Alliance intends to use the next $3,500,000 to further fund the bank holding company by $3,000,000, us e $150,000 to pay commissions, $60,000 for advertising, $30,000 for offering expenses, and $260,000 for working capital.

         The next $3,500,000 will be used as follows; the first $300,000 to purchase the interest in the Ken Johnson Agency owned by Mid American Century Life. This would allow Mid-American Alliance to place the profits from Ken Johnson Agency directly onto its books, creating earnings and the potential for dividends to Mid-American Alliance. In addition, at the present time, the profits from Ken Johnson Agency to Mid American Century must stay in the insurance company unless specific permission is obtained from the Missouri Department of Insurance to release the profits. While this increases the profitability of Mid American Century, it only indirectly profits Mid-American Alliance. Finally, under Insurance Department regulations the investment in the Ken Johnson Agency does not count as capital and surplus in Mid American Century. This purchase will allow the $300,000 to be counted as capital and surplus to Mid American Century. The complete purchase of the Ken Johnson Agency would directly help the investors in Mid-American Alliance.

         Two hundred thousand dollars would be used to further capitalize the Ken Johnson Agency. This would provide it with money to acquire or merge with other local insurance agencies in northern Missouri, where the Ken Johnson Agency operates.

         The major criteria used in determining the final purchase price and decision to purchase will be determined on a case-by-case basis. Other criteria used would encompass a positive cash flow position after acquisition is complete, type and quality of the Book of Business, market share, market area for expansion, and a substantial projected return on investment.

         Normally, the acquisition price for an agency is equal to or less than two and one half times the agency's gross annual commission income.

         It intends to use $2,000,000 for acquisition capital and the remaining $685,000 of the proceeds will be used as working capital for its operations.

         The acquisition capital would be for acquisition of life companies and insurance agencies or related businesses allowed by the Missouri Department of Insurance. The Department of Insurance limits the types of acquisitions that a life insurance company or life insurance holding company may make. The Department of Insurance must approve the acquisition of other insurance companies.

         Working capital would be used primarily for the purchase of new equipment, furniture, supplies as the business expands. It would also include the cost of expansion of office space as more employees are added. It would also be used to purchase equipment for subsidiary expansion, recruiting expenses for recruiting key individuals for the subsidiaries, initial rental of office space for subsidiaries.

         No more than 10% of the net proceeds of the offering will be paid in the aggregate to NASD members, affiliates associated person or related persons.

                         DETERMINATION OF OFFERING PRICE

         The price of the Shares being offered by this Prospectus has been determined arbitrarily by the management of Mid-American Alliance and the price bears no relationship to the assets or the prospects of Mid-American Alliance or any other measure of value. There is no public market for the Shares and, therefore, the Shares have no readily ascertainable market value.

         In considering the appropriate offering price, Mid-American Alliance considered the fact that it had sold approximately $8,000,000 of securities in a Missouri registered intrastate offering at $5.00. That offering was concluded on April 14, 2000. After that, Mid-American Alliance acquired the Ken Johnson Agency and the Southwest Agency, Inc. Mid American Century Life Insurance Company has written over $630,000 in premiums, and Mid-American Alliance has entered into a dealer agreement for the sale of the offering at $7.50.

         The Shares are offered only as a long-term investment for those who can afford the risk of loss of their entire investment, and those who can foresee no need to liquidate their investment in the near future.

                                    DILUTION

         Purchasers of the Shares being offered hereby will pay $7.50 per Share. As of December 31, 2000, Mid-American Alliance had an aggregate of 6,405,700 Shares outstanding and a net tangible book value, as reflected on its balance sheet of $7,068,151, or approximately $1.10 per Share. "Net tangible book value per Share" represents Mid-American Alliance's total tangible assets less its liabilities, divided by the number of Shares of common stock outstanding.

         After giving pro forma effect to this Offering, Mid-American Alliance will have an aggregate of 7,739,034 Share outstanding (assuming all 1,333,334 Shares offered hereby are sold and a net tangible book value of $16,268,151 (assuming net proceeds of this Offering of $9,200,000) or approximately $2.10 per Share. If the minimum of 133,334 shares is sold, the net proceeds will be $800,000. The aggregate shares outstanding will be 6,539,034 shares and the net tangible book value will be $7,868,151 or approximately $1.20 per share. New stockholders will experience an immediate dilution in net tangible book value per Share of $6.30 on the minimum offering, and $5.40 on the maximum offering from the $7.50 per Share purchase price, while the present stockholders will receive an immediate increase in the net tangible book value of $.10 on the minimum $1.00 per Share on the maximum. Such dilution represents the difference between the offering price per Share and the net tangible book value per Share immediately after the completion of the Offering. The increase in book value per Share of common stock held by the current stockholders would be solely attributable to the cash paid by new stockholders for their Shares.

         The following table, which incorporates the following assumptions, illustrates such dilution per Share in net tangible book value to new investors if the minimum and maximum are sold:


                                                                 Minimum Sold           Maximum Sold
                                                             ---------------------- ----------------------
Price per Share                                                      $7.50                  $7.50

Net tangible book value                                              $1.10                  $1.10

Increase resulting from offering                                     $.10                   $1.00


Pro forma net tangible book value after Offering                     $1.20                  $2.10

Dilution to new stockholders                                         $6.30                  $5.40

         The following table summarizes, on a pro forma basis, as of December 31, 2000, the number of Shares previously purchased, the total consideration paid, and the average price per Share by the existing stockholders and the new investors purchasing the Shares offered hereby.


                                          If 1,333,334 Shares are Sold
                                          ----------------------------

                                      Shares Purchased            Total Consideration          Average Price
                                     Number       Percent         Number         Percent         Per Share
                                 ---------------------------------------------------------------------------------

Existing shareholders               6,405,700       82%         $10,212,000        51%             $1.59

New investors                       1,333,334       18%         $10,000,000        49%             $7.50

Total                               7,739,034       100%        $20,212,000        100%            $9.09

                             OFFICERS AND DIRECTORS


Name                                              Age                           Position
----                                              ---                           --------
Scott J. Engebritson                               43                           Chairman of the Board

Harold D. Woodward                                 51                           President  and Director

Roy Cagle                                          62                           Director

Max Cook                                           47                           Director

Betty Hearnes                                      73                           Director

Harry Morley                                       70                           Director

Gary Snadon                                        61                           Director

Jon Sundvold                                       39                           Treasurer/Director

Eric Thompson                                      57                           Director

John Perkins                                       48                           Director

Julie Byrd                                         33                           Secretary

         The directors were elected at the annual shareholders meeting on June 9, 2000 and will serve in this capacity until the next annual meeting of shareholders. The executive officers serve at the direction of the Board of directors and were elected at the meeting of the Board on June 9, 2000. The Chairman, President and Secretary\Treasurer are elected at the annual meeting of the Board, while other officers are elected by the Board from time to time as the Board deems advisable. The following is a brief description of the previous business background of the executive officers and directors.

SCOTT J. ENGEBRITSON:

         Mr. Engebritson will not own any of Mid-American Alliance's common shares at the completion of this offering. Mr. Engebritson has served as Chairman of the Board since the Company's inception in 1996. He will be compensated with a salary of $65,000 per year with such performance-related bonus payments and other benefits as the Board shall subsequently determine. Mr. Engebritson will devote up to forty percent of his time to Mid-American Alliance.

         Mr. Engebritson presently serves as Vice-Chairman of the Board of First Alliance Corporation and First Alliance Insurance Company. Mr. Engebritson has twenty-two years of experience in the insurance industry. From 1978 to 1984, he was associated with Liberty American Corporation and Liberty American Assurance Company as Executive Sales Director and Regional Director of Sales and as Director of Customer Services. In December of 1984, Mr. Engebritson became affiliated with United Trust, Inc., an Illinois insurance holding company, where he served as Regional Director of Sales, Agency Director and Assistant to the President. In December of 1987, Mr. Engebritson was directly responsible for the organization of United Income, Inc., an Ohio insurance holding company, where he served as an organizer, President and Director of United Income, Inc., and United Security assurance Company, a life insurance subsidiary, through February of 1993. While President of United Income, Inc., Mr. Engebritson was directly responsible for the completion of a $17,500,000 initial public offering. In February 1993, Mr. Engebritson resigned his positions with the United companies and became an initial organizer and Chairman of the Board of First Alliance Corporation, a Lexington, Kentucky based financial services holding company. First Alliance Corporation successfully completed a $13,750,000 initial public offering in November 1995. Mr. Engebritson has been listed in Who's Who in Life Insurance since 1988.

HAROLD D. WOODWARD:

         Mr. Woodward will own 745,000 common shares at the completion of this offering or approximately 9.9%. Mr. Woodward has served as Mid-American Alliance's President and Chief Marketing Officer and Board member since its inception in 1996. He will be compensated with a salary of $80,000 per year with such performance-related bonus payments and other benefits as the Board shall subsequently determine. All of Mr. Woodward's time will be devoted to Mid-American Alliance and its subsidiaries.

         Mr. Woodward has seventeen years of experience in the life insurance industry primarily in sales and sales management. Until 1996, Mr. Woodward was the Assistant to the President of First Alliance Insurance Company located in Lexington, Kentucky. Prior to his promotion to Assistant to the President, he was a Zone Sales Director where, during a public stock offering, he and his zone sales personnel were directly responsible for selling approximately $4.2 million of a total offering of $13.75 million. Until April 1993, when he joined First Alliance Corporation, Mr. Woodward was the Agency Director for United Fidelity, Inc., Springfield, Illinois, during a public stock offering.

         During his sales career, Mr. Woodward has served as an agent, Regional Director, promoted to top Executive Sales Director, Agency Director and Assistant to the President for several insurance holding companies and their life insurance subsidiaries.

         He has received numerous sales awards including Man of the Year and Presidents Council his first year in the insurance business. He has also been Top Regional Director-1984, Top Executive Sales Director (1985-1992) (multiple awards) and a member of the Presidents Council (1983-1993) of his various prior affiliations (multiple awards). Mr. Woodward is also listed in the 2000 Edition of Who's Who in Executives and Professionals.

JULIE BYRD:

         Ms. Byrd was hired on December 13, 1999 to serve as Mid-American Alliance's Vice President of Administration. On March 14, 2000 she was appointed to serve as Mid-American Alliance's Executive Secretary. In addition, she serves as Vice President of Administration and Executive Secretary of Mid American Century Life Insurance Company.

         Effective May 22, 2000 Mid American Century Life Insurance Company, a wholly owned subsidiary of Mid-American Alliance, acquired Security Alliance Insurance Company, an Arkansas corporation (f/k/a Mid-American Century Life Insurance Company). Upon completion of the acquisition Ms. Byrd was elected to the Board of Directors of that company. In addition, Ms. Byrd was appointed by the Board to serve as that company's Secretary/Treasurer. Ms. Byrd does not receive any compensation for her role as Director and Secretary/Treasurer of Security Alliance Insurance Company.

         Effective June 1, 200 Mid-American Alliance joint ventured with its wholly owned subsidiary Mid American Century Life Insurance Company to acquire the Ken Johnson Agency, Inc. Upon completion of the acquisition Ms. Byrd was elected to the Board of Directors of that company. In addition, Ms. Byrd was appointed by the Board to serve as that company's Secretary/Treasurer. Ms. Byrd does not receive any compensation for her role as Director and Secretary/Treasurer of Ken Johnson Agency, Inc.

         Ms. Byrd has five years of experience in the life insurance regulatory field as a Financial Analyst with the Missouri Department of Insurance. As a Financial Analyst Ms. Byrd was responsible for reviewing and evaluating the financial condition of domestic and foreign life and health insurance companies licensed to transact business in Missouri. From 1995 to 1999 Ms. Byrd was an active member of the Society of Financial Examiners.

         Prior to Ms. Byrd's position with the Missouri Department of Insurance she was with the Missouri Department of Transportation as an Account Specialist. Her chief responsibility in this position was to prepare the statewide salary and wage payroll for all employees.

         Ms. Byrd received her Bachelor of Science degree in Accounting and Finance in 1991 from Missouri Valley College. She is compensated with a salary of $52,500 per year and with such performance related bonus payments and other benefits, as the Board shall determine. Ms. Byrd devotes all of her time to Mid-American Alliance and its subsidiaries.

ROY CAGLE:

         Mr. Cagle has served on the Board of Directors of Mid-American Alliance and Mid American Century since 1996. Mr. Cagle is the owner of Roy Cagle & Associates, a life insurance, group insurance, estate planning and pension marketing agency since 1971. Mr. Cagle also does Governmental Consulting and lobbying through Roy Cagle & Associates. He is a partner in a real estate development company, Midwest Investments of Joplin, Missouri. From 1978-1980 he was a stockholder, Director and Officer of the Citizens State Bank of Galena, Kansas. Mr. Cagle served as a Missouri State Representative from 1977-1988 during which he was the Minority Leader (1985-1986). In 1986 and 1987 he was the National Chairman of the American Legislative Exchange Council ("ALEC"), Washington, D.C. The ALEC is a bipartisan; business oriented organization of more than 2000 state legislators from all 50 states did. As National Chairman, Mr. Cagle headed a Board of Directors of 18 legislators who were House Speakers, Senate Presidents or other who held leadership positions in their respective states. Mr. Cagle is a member of the V.F.W.; Masons; Scottish Rite; Shriners; American Legion; Elks; Fellowship of Christian Athletes; NAIA Distinguished Athletes Association. Mr. Cagle received his B.S. degree in Education and Psychology from Pittsburg (Kansas) State University in 1961.

MAX COOK:

         Mr. Cook has served on the Board of Directors of Mid-American Alliance and Mid American Century since 1996. Mr. Cook is the President and CEO of the Missouri Bankers Association and has served in that role since April 1991. Prior to that time, Mr. Cook was the Senior Vice President of the Texas Bankers Association (1989-1991) and Senior Vice President of the Oklahoma Bankers Associate (1981-1989). His extensive banking experience also includes positions of Assistant Vice President of both The Lincoln Bank and Trust Company of Ardmore, Oklahoma and the Norman Bank of Commerce, Norman, Oklahoma. Mr. Cook is active in Civic and Charitable activities serving as a; Member, Board of Directors, Missouri Council on Economic Education (1992- Present); Chairman, Missouri Council on Economic Education (1993-1995); Member, Board of Directors, Family Mental Health Center of Central Missouri (1993-Present), Treasurer since 1995; Member, Board of Directors, Cole Unit American Cancer Society (1995-1999); Member, Executive Board, Great Rivers Council Boy Scouts of America (1995-Present) and Board of Directors, Jefferson City YMCA (1999-present).

         Mr. Cook's Professional Activities include; Member, Board of Directors, Graduate School of Banking of the University of Wisconsin (1991-Present); Member, Board of Directors, Banking School of the South, LSU (1991-Present); Member, Communications Council, American Bankers Association (1992-1996); Member, BankPac Committee, American Bankers Association, (1998-present); Member, Executive Committee, State Association Division, American Bankers Association ( 1992-1996) and (1998-present) ; Chairman, Central States Conference of State Bankers Associations (1995-1996) and Member of the American Society of Association Executives, Missouri Society of Association Executives and Member, Steering Committee, Rural Economic Development Council of Missouri (1994-1996). Mr. Cook received both his BBA in Management ( 1976) and his MBA in Finance (
1978) from the University of Oklahoma, Norman, Oklahoma.

BETTY COOPER HEARNES:

         Mrs. Hearnes has served on the Board of Directors of Mid-American Alliance and Mid American Century since 1996. Mrs. Hearnes currently serves as the Vice -Chairman of the Southeast Missouri Autism Center and is also on the Board of the Bootheel Counseling Center. Mrs. Hearnes was elected a State Representative from the 160th District in February 1979 in a special election and was reelected in 1980, 1982, 1984, and 1986. In February 1987 she was elected State Chairperson of the Missouri Democratic party and was the Democrat nominee for governor in 1988. During her 10 years in the Legislature, she served as the Vice-Chairman of the agribusiness Committee and the Chairman of the Joint Committee on Correctional Institutions and Problems. She also served on the Agriculture, Public Health and Safety, Elections, Education, Appropriation-Education, Higher Education and Transportation Committees. During her years of service in the Legislature, Mrs. Hearnes either introduced, sponsored or co-sponsored numerous legislation including the bill which allowed testing for Genetic Diseases, bill establishing the Poison Control Center, bill establishing the Child Restraint law, and bills which created the Department of Health and authorized research on Alzheimer's Disease, Library Networking Bill, Historic Preservation, Election Procedures, Grandparents Rights. Transfer of College Credits, Regulation of Warehouses, Protection of Grain for Farmers and numerous bills designed to improve the correction system. Also, while serving she worked on Mental Health Appropriations for ten years and was responsible for establishing the Group Homes in Sikeston. Mrs. Hearnes was awarded the Distinguished Health Legislative Award in 1987 and has also received an award from the Judicial Conference of Missouri for her contributions to the advancement of the administration of justice and from the Missouri Coalition for Alternatives to Incarceration for her work in corrections. Mrs. Hearnes is heavily involved in both civic and religious activities and has received numerous recognitions for her service including being honored with a lifetime membership in the Missouri State Teachers Association, "Woman of the Year" award from the American Association of University Women and Outstanding Baptist Woman by the Southern Baptist College in Walnut Ridge, Arkansas. Additionally, she has served on the Board of Directors of many civic and religious organizations.

         Mrs. Hearnes holds honorary doctorates from both Lindenwood College and Southwest Baptist University. Mrs. Hearnes' husband is the former Governor of Missouri. During his administration, Mrs. Hearnes was very active including serving on the Governor's task force on Hunger. Mrs. Hearnes received her B.S. degree in Education from the University of Missouri, Columbia, in June 1952.

HARRY T. MORLEY:

         Mr. Morley has served on the Board of Directors of Mid-American Alliance and Mid American Century since 1996. Mr. Morley is Chairman of the Board and Chief Executive Officer of Taylor-Morley Homes, a St. Louis based developer and builder of single-family and multi-family homes. Taylor-Morley is also involved in property management. Mr. Morley has served in this capacity since 1978. Prior to 1978, Mr. Morley served as the first President of the St. Louis Regional Commerce and Growth Association which has become the region's spearhead for economic growth and development (1973-1978); Assistant Secretary for the U.S. Department of Housing and Urban Development (HUD) (1970-1973); St. Louis County Director of Administration and Chief of Staff (1963-1970); Principal in NK & Associates, a Psychological consulting/recruiting firm (1960-1963); Director of Student Housing at the University of Denver (1957-1960) and Director of Student Affairs for Men at Northern Iowa University ( formerly Iowa State Teachers College, 1955-1957). During his career, Mr. Morley has been involved in more than 20 professional activities; many of which involved many years of service and leadership roles. Some of Mr. Morley's professional activities include; Member, Board of Directors, of the Home Builders Association of Greater St. Louis, Past President; Member, Missouri Highway & Transportation Commission (1988-1994) including the Chairmanship (1992-1994); Member, Board of Directors, U.S. Olympic Festival Committee (1993-1994); Member, Advisory Board, St. John's Mercy Medical Center (1991-present); past member, Missouri State Industrial Development Corp., (1982-1987); Member, Board of

Directors, Laclede's Landing Redevelopment Corp., (1976-present); Member, Anti-Drug Abuse Commission (1986-1993); Member, White House Council on Education (1975-1978) and Past Board Member of the St. Louis College of Pharmacy, St. Luke's Hospital, the Arts and Education Council and past Chairman of the Board of the Greater St. Louis Better Business Bureau. Mr. Morley is listed in Who's Who in America and Who' Who in the Midwest. Mr. Morley has been the recipient of many professional and civic awards including; the 1994 Fifth Annual John H. Poelker Public Service Award by Coro Midwestern Center/Thomas F. Latzer award; 1994 Home Builders Association Excellence in Achievement Award; 1985 National Association of Home Builders MIRM Award (gold and silver); seventeen time recipient of the Homer Achievement Award for homebuilding by the Home Builders Association of Greater St. Louis and 1978 Resolutions by the Missouri House of Representatives for Distinguished Service and by the Missouri Senate for Outstanding Service at the St. Louis Regional Commerce and Growth Association; Entrepreneur (2000); Past President of the Home Builders Association of Greater St. Louis; Awarded World-Class Customer Satisfaction Award by the St. Louis Better Business Bureau (1999); and Taylor Morley Homes was awarded America's Best Builder by National Association of Home Builders Builder Magazine (2001).

         Mr. Morley received his B.S. Degree in Personnel and Industrial Management from the University of Missouri-Columbia in 1955 and His Master' Degree in Educational Psychology from the University of Denver in 1958.

GARY SNADON:

         Mr. Snadon has served on the Board of Directors of Mid-American Alliance and Mid American Century since 1996. Mr. Snadon is a real estate developer and business owner in Branson, Missouri. He currently owns the Roark Vacation Resort; Branson Hotline; Club Roark; Shepherd of the Hills Homestead & Outdoor Theater; Polynesian Princess; and is a partner in Magical Mansion Inc. Theater all located in Branson. Mr. Snadon also is the developer of Roark Vacation Resort, Emerald Pointe Subdivision and Shepherd of the Hills Expressway. Mr. Snadon has also built and sold several motels and businesses in the Branson area. From 1969 to 1994 he owned the Branson Farm & Home Savings & Loan. Prior to 1969, he was a football coach serving as the Head Football Coach & Teacher at the Branson High School (1965-1969) and as the Head Football Coach & Teacher at Rich Hill, Mo. High School (1963-1965). Mr. Snadon received the 1987 "Ambassador" award from the Branson Chamber of Commerce; received the 1993 Community Appreciation Award from the Tri-Lakes Board of Realtors and was inducted in 1993 into the Springfield, Mo. Junior Achievement Hall of Fame. Mr. Snadon is active in the Branson Masonic Lodge, Abou Ben Adhem Shrine (Springfield), Taney County Shrine Club, Ancient & Accepted Scottish Rite of Free Masonry and the Branson United Methodist Church. Mr. Snadon receive his B.S. Degree in Education from Kansas State College at Pittsburg, Kansas in 1962. While at Pittsburg, he was named to the Associated Press Little All-American Football Team (1961) and was listed in the Who's Who in American Colleges and Universities (1961 edition).

JON T. SUNDVOLD:

         Mr. Sundvold serves as Treasurer of Mid-American Alliance, a position he has held since July of 2000. He has served on the Board of Directors of Mid-American Alliance and Mid American Century since 1996. He is owner of Sundvold Capital Management a registered investment advisory firm in Columbia, Missouri. Sundvold Capital Management specializes in portfolio management and the selection of institutional money managers for their clients consisting of corporations, banks and individuals. From 1988-1997 Mr. Sundvold was employed as a financial consultant with B.C.

Christopher Securities Company. Also, since 1993, Mr. Sundvold has been employed as a college basketball broadcaster with ESPN, ABC and CBS. From 1983-1992, Mr. Sundvold was a professional basketball player in the National Basketball Association (NBA). He was a first round draft choice of the Seattle Supersonics in 1983. While in the NBA, he played with the Seattle Supersonics, the San Antonio Spurs and the Miami Heat. Mr. Sundvold still holds the NBA record for three point scoring percentage. Mr. Sundvold is a Member, Board of Directors, of the First National Bank, Columbia, Missouri; Member, Board of Directors, of the Childrens Hospital, Columbia; Member of the Rotary and Member of the Columbia United Methodist Church. Mr. Sundvold received his BSBA in Finance from the University of Missouri-Columbia in 1983. While at the University of Missouri, Mr. Sundvold was named to the 1983 All-American Basketball Team and was All-Conference First Team in both 1982 and 1983.

ERIC THOMPSON:

         Mr. Thompson has served on the Board of Directors of Mid-American Alliance and Mid American Century since 1996. Mr. Thompson is a professor of Economics at Missouri Valley College in Marshall, Missouri. In addition, he is the President of B & E Perceptions, Inc., a company committed to providing common sense business and economic education to corporate production line employees and investor education to elementary, secondary, college students, and adults through Invest Us, an interactive internet investment simulation. Prior to his current position, Mr. Thompson was the President of the Missouri Council On Economic Education, a not-for -profit education organization (1991-1995); Vice President of the Farmer & Traders Bank, a bank serving rural central Missouri (1989-1989), President & CEO of Hampton Press Inc., a medical publishing company (1985-1991) and President and Chairman of the Board of M.F.A., Inc., a Midwestern regional agricultural cooperative, Chairman of the Board, M.F.A. Oil Company, Chairman of the Board, M.F.A. Livestock Association (all 1979-1984).

         Also, between 1974-1979, Mr. Thompson served as the Manager of Management Development and Director of Employee Relations with M.F.A., Inc. Mr. Thompson served in the United States Air Force (1969-1974) where he was a B-52 pilot and aircraft commander. During his service, he flew 188 combat missions. Mr. Thompson grew up on a diversified 750 acre farm, has managed that farm and still assists in the family farming operation. Mr. Thompson received both his BA in Economics from the University of Missouri (1967) and his Master of Science in Agricultural Economics in 1969.

JOHN PERKINS:

         Mr. Perkins has served on the Board of Directors of Mid-American Alliance and Mid American Century since 1998. Mr. Perkins is an attorney in the private practice of law specializing in securities work. He owns Perkins Law Office in Jefferson City, Missouri. He is a graduate of SMU Law School and has an undergraduate degree in Public Administration from the University of Missouri. From 1983-1995 he was the Commissioner of Securities for the State of Missouri. Prior to that he was Chief of Enforcement in the Missouri Securities Division for two years. Before going to work at the Missouri Securities Division he was an Assistant Attorney General in the Consumer Protection Division of the Missouri Attorney General's Office.

         In 1991 he served as President of the North American Securities Administrators Association. He also served on the Board of Directors of that organization for five years. He served in a number of other roles within that organization including Chairman of the Enforcement Section, Chairman of the CRD and Financial Institutions Committees.

         Mr. Perkins was the first Chairman of SRD Inc. and was a Board member of that organization for two years. In 1989 he received his first "Blue Sky Cube," the highest honor bestowed by the North American Securities Administrators Association. In 1991, he became the first person to receive a second "Blue Sky Cube."

                             EXECUTIVE COMPENSATION

         The Board of Directors of Mid-American Alliance has voted that Mr. Scott Engebritson, Chairman of the Board will be paid a salary of $65,000 per year. It also has voted that Mr. Harold Woodward, President, will be paid a salary of $80,000 per year. Julie Byrd will be paid a salary of $59,000 per year. All Executive Officers may receive such performance-based bonus payments as the Board of Directors may approve. In addition, Mr. Woodward will receive an automobile allowance of $600 per month with Mr. Engebritson receiving $400. Generally, Mr. Woodward and Ms. Byrd will devote 100% of his time to the operations of Mid-American Alliance while Mr. Engebritson will devote up to 40%.

         The Directors of Mid-American Alliance, who are not employees of Mid-American Alliance, will receive $300, plus mileage expenses, for each Board meeting they attend.

         Mid-American Alliance set aside 200,000 shares of its common stock that was repurchased from $.10 stockholders for sale at $.25 per share. Mid-American Alliance has sold 10,000 shares to Julie Byrd, 1,000 shares to Mike Moss, and 1,000 to Jim Moss. Mid-American Alliance has voted to no longer offer any stock as an incentive out of the shares set aside, and it has placed the remainder of shares in Treasury.

Name                               Position                          Salary
--------------------------------------------------------------------------------
Scott Engebritson                  Chairman of Board                 $65,000
Harold Woodward                    President                         $80,000
Julie Byrd                         Vice President                    $59,000

                               SECURITY OWNERSHIP

         The following table sets forth information regarding the ownership and control of the outstanding Shares of Mid-American Alliance's Common Stock, $.10 par value, as of the date of this Prospectus by each officer and director of Mid-American Alliance, each person who owns more than 10% of the Shares of Mid-American Alliance, and all directors and officers as a group.


Stockholder (Affiliation)                      Number of                             Percentage
-------------------------                      Shares Owned                          of Shares
                                               ------------                          ---------
Scott J. Engebritson
(Chairman of Board of Directors)                         -0-                              0.0%

Harold D. Woodward


(President and Director)                             745,000                             11.6%

Julie N. Byrd
(Secretary)                                           25,000                            .0039%

Roy Cagle, Director                                   40,000                            .0062%

Max Cook, Director                                    40,000                            .0062%

Betty Hearnes, Director                               40,000                            .0062%

Harry Morley, Director                                40,000                            .0062%

Gary Snadon, Director                                 40,000                            .0062%

Jon Sundvold, Director                                40,000                            .0062%

Eric Thompson, Director                               40,000                            .0062%

John Perkins, Director                                40,000                            .0062%

First Alliance Corporation
(10% or more Stockholder) (1)                        725,000                             11.3%

All Directors and Officers                         1,090,000                             17.0%
as a Group


         First Alliance Corporation ("First Alliance") is a financial services holding company based in Lexington, Kentucky, which wholly owns a life insurance and venture capital subsidiary. Mr. Engebritson is an officer and director of First Alliance. It is possible that in the future, the life insurance subsidiary of Mid-American Alliance could compete with the First Alliance life insurance subsidiary.

         (1) The beneficial owners of First Alliance Corporation is Scott Engebritson who controls approximately 7%, and Mike Fink who owns approximately 9%. No other shareholder owns more than 5% of First Alliance Corporation.

                               PRIOR TRANSACTIONS

         In connection with the registration of the shares in the intrastate offering, Mid-American Alliance has escrowed all of the Shares purchased for $.10. That escrow has been terminated. A new escrow including First Alliance Corporation and all the officers and directors of Mid-American Alliance has been agreed to. Pursuant to the agreement with the Missouri Division of Securities, Mid-American Alliance has placed those shares in an escrow account with Central Trust Bank of Jefferson City, Missouri where the Bank will hold the shares for two years after the completion date of this offering. Thereafter, two and one-half percent of the promotional shares may be released each quarter pro rata among the depositors and all remaining promotional shares will be released from escrow on the anniversary of the fourth year from the completion of this offering.

         In April of 1997, Mid-American Alliance completed an offering of 1,562,500 shares of Common Stock at $1.60 a share in a Regulation D private placement. The investors in the private placement were primarily the Advisory Board members from each of Missouri's 114 counties and the City of St. Louis. The majority of the proceeds from that offering were used to purchase the life insurance subsidiary.

         On April 14, 2000, Mid-American Alliance completed an interstate public offering of its shares. It has sold 6,396,200 shares of common stock in all of its offerings combined, including conversion of all preferred stock. Subsequently, 411,600 shares were repurchased into treasury.

         In connection with the consulting agreement with Ken Johnson, the previous owner of Ken Johnson Agency, Mid-American Alliance has agreed to compensate Mr. Johnson with 2,000 shares of common stock, when 80% of the present commission earnings is retained for a period of two years after May 1, 2000, and another 2,000 shares when the Ken Johnson Agency's commissions earnings have increased to $300,000 in a calendar year on the basis of new production.

                             AFFILIATED TRANSACTIONS

         Mid-American Alliance has an accounting services agreement with First Alliance Corporation (First Alliance), which owns approximately 15% of Mid-American Alliance's stock. Those agreements provide for First Alliance to provide those services to Mid-American Alliance at a cost of $1000 per month. Mid-American Alliance has made no loans or loan guarantees and in the opinion of management has not engaged in any material transactions with affiliated parties. Any future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to Mid-American Alliance than those obtained from unaffiliated third parties. All future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of Mid-American Alliance's independent directors who do not have an interest in the transactions and who had access, at Mid-American Alliance's expense, to Mid-American Alliance's independent legal counsel. Mid-American Alliance presently has five independent Board of Directors and will maintain at least two independent Board of Director members in the future.

                         INTEREST OF COUNSEL AND EXPERTS

         On or after August 19, 1996, Mid-American Alliance received subscriptions for 3,150,000 shares of its common stock at $.10 per share. One of the subscribers, Nicholas Monaco of the law firm Inglish & Monaco of Jefferson City, Missouri, agreed to provide all organizational, continuing general corporate and insurance related legal services in exchange for 200,000 shares of stock. Mr. Monaco provided these services from January of 1996 through April 14, 2000. These services represent Mr. Monaco's consideration for his shares. Mr. Monaco will not receive his shares until all restrictions on those shares have been satisfied.

         Mid-American Alliance has not provided any other interests in the Company to any experts or counsel in exchange for services.

                           FORWARD LOOKING STATEMENTS

         This Offering Prospectus contains certain statements of the forward-looking nature relating to future events or future financial performance of Mid-American Alliance. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in or incorporated by reference into this Offering circular, include the matters set forth under this caption "Rick Factors," which could cause actual results to differ materially from those indicated in such forward-looking statements.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for Mid-American Alliance by Mr. John Perkins, of the Perkins Law Office, 1426 Inglenook Drive, Jefferson City, Missouri 65109.

                         ANNUAL REPORTS TO STOCKHOLDERS

         Mid-American Alliance will supply annual reports of its financial condition to all holders of its securities and such reports will contain financial statements that will be examined and reported upon by the certified public accounting firm of Kerber Eck & Braeckel, LLP. Such financial statements will be prepared in accordance with generally accepted accounting principles.

         Mid-American Alliance is not a reporting company and thus does not file any reports with the Securities and Exchange Commission. All materials filed with the Securities and Exchange Commission are available at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Information may be obtained by calling the Public Reference Room at 1-800-SEC-0330. Electronic filings are available on the SEC's website: www.sec.gov.

                                  UNDERTAKINGS

         Mid-American Alliance will file during any period in which it offers or sells securities, a post effective amendment to this registration statement which will include any prospectus required by section 10 (a) 3 of the Securities Act which will reflect any facts or events which would represent a fundamental change in the information in the registration statement. It will include any additional changed or material information on the plan of distribution.

         Each post effective amendment will be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         Mid-American Alliance will file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES


                                                                                               Page
Consolidated Financial Statements
---------------------------------
            Numbers
            -------

Independent Auditors Report...............................................................       F-1

Consolidated Balance Sheets as of
December 31, 2000 and 1999 ...............................................................       F-2

Consolidated Statements of Operations
for the years ended December 31, 2000,
1999 and 1998.............................................................................       F-4

Consolidated Statement of Changes in
Shareholders= Equity for the years
ended December 31, 2000, 1999 and 1998....................................................       F-5

Consolidated Statements of Cash Flows
for the years ended December 31, 2000,
1999 and 1998.............................................................................       F-7

Notes to Consolidated Financial Statements................................................       F-9

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Mid-American Alliance Corporation

      We have audited the accompanying consolidated balance sheets of Mid-American Alliance Corporation (a Missouri corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mid-American Alliance Corporation and subsidiaries as of December 31,2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

                                                   /s/KERBER, ECK & BRAECKEL LLP


Springfield, Illinois
March 21, 2001

                        MID-AMERICAN ALLIANCE CORPORATION
                           CONSOLIDATED BALANCE SHEETS


                                                                                                December 31,
                                                                                          2000                1999
                                                                                    -------------------------------------
ASSETS
Investments:
      Securities available for sale at fair value:
            Fixed maturities (amortized cost, $4,464,249 and
             839,550 in 2000 and 1999, respectively)                                $      4,475,952     $      819,527
       Policy loans                                                                            2,661                  -
       Short-term investments                                                                201,719          5,282,622
                                                                                    -------------------------------------
Total investments                                                                          4,680,332          6,102,149
Cash and cash equivalents                                                                  2,018,014            543,401
Investments in related parties                                                                35,500                 -
Federal income tax recoverable                                                                15,000                459
Accrued investment income                                                                     42,545             16,543
Deferred policy acquisition costs (net of accumulated amortization of
       200,475 in 2000)                                                                       94,330                  -
Goodwill (net of accumulated amortization of $69,564 and $32,034 in 2000
       and 1999, respectively)                                                               563,700             48,052
Prepaid expenses                                                                              21,605             22,729
Property and equipment (net of accumulated depreciation of $50,318 and
       and $35,544 in 2000 and 1999, respectively)                                            72,239             27,561
Advances to agents                                                                            45,089              8,804
Premiums due                                                                                   2,865              2,388
Other assets                                                                                  25,850              2,874
                                                                                    -------------------------------------
Total assets                                                                        $      7,617,069         $6,774,960
                                                                                    =====================================

                        MID-AMERICAN ALLIANCE CORPORATION
                     CONSOLIDATED BALANCE SHEETS (continued)

                                                                                             December 31,
                                                                                      2000               1999
                                                                                  ----------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Policy  and contract liabilities:
      Life policy reserves (net of reinsurance ceded reserves of
             20,980 and $4,076 in 2000 and 1999, respectively)                    $   329,192        $    13,309
      Liability for policy claims                                                       5,000              5,000
      Policyholder premium deposits                                                    18,528                  -
      Deposits on pending policy applications                                          88,776                  -
      Unearned revenue                                                                     50                  -
      Reinsurance premiums payable                                                          -                378
                                                                                  ----------------------------------
Total policy and contract liabilities                                                 441,546             18,687
Commissions, salaries, wages and benefits payable                                      13,382             34,435
Accounts payable and accrued expenses                                                  72,620             29,172
Other taxes payable                                                                    10,420                  -
Federal income taxes payable:
      Current                                                                           5,562                  -
      Deferred                                                                          5,388             (6,808)
                                                                                  ----------------------------------
Total liabilities                                                                     548,918             75,486

Shareholders' equity:
Preferred stock, 6% non-cumulative convertible callable, $5.00 par and liquidation value; 640,000 shares authorized; 281,527 issued and
      outstanding at December 31, 1999                                                      -          1,407,335
Common stock, no par value, 7,600,000 shares authorized; 6,817,300 issued and 6,405,700 shares outstanding and 5,440,567 issued and
      5,053,967 shares outstanding at December 31, 2000 and 1999,
      respectively                                                                    640,570            505,397
Additional paid in capital                                                          9,291,571          7,144,701
Accumulated deficit                                                                (2,795,153)        (2,270,682)
Less: treasury stock (411,600 shares at December 31, 2000 and
      386,600 shares at December 31, 1999)                                            (76,560)           (74,060)
Accumulated other comprehensive income (deficit)                                        7,723            (13,217)
                                                                                  ----------------------------------
Total shareholders' equity

                                                                                    7,068,151          6,699,474
                                                                                  ----------------------------------
Total liabilities and shareholders' equity                                        $ 7,617,069        $ 6,774,960
                                                                                  ==================================

See notes to consolidated financial statements

                        MID-AMERICAN ALLIANCE CORPORATION
                         CONSOLIDATED INCOME STATEMENTS


                                                                                    Years ended December 31,
                                                                        2000                  1999                  1998
                                                               -------------------------------------------------------------------
REVENUES
       Gross premium income                                            454,081               5,512                 2,824
       Reinsurance premiums ceded                                          (18)             (2,032)               (1,335)
                                                               -------------------------------------------------------------------
           Net premium income                                          454,063               3,480                 1,489
      Investment activity:
           Net investment income                                       428,929             222,161               151,117
           Net realized investment gain                                  2,706                   -                     -
       Commission income                                               172,663                   -                     -
       Other income                                                     10,502                   -                 1,690
                                                               -------------------------------------------------------------------
           Total revenue                                             1,068,863             225,641               154,296

BENEFITS AND EXPENSES
       Increase in policy reserves                                     156,931               1,070                (2,245)
       Policyholder surrender values                                     1,306                   -                 4,227
       Interest credited on annuities and premium deposits                 262                   -                     -
       Commissions                                                     261,948                 758                    74
       Policy acquisitions costs deferred                             (294,805)                  -                     -
       Amortization of deferred policy acquisition costs               200,475                   -                     -
       Selling, administrative and general insurance expenses          236,856               5,219                 4,172
       Salaries, wages and employees benefits                          472,286             418,429               366,586
       Allowance for doubtful accounts                                    -                      -               100,237
       Professional fees                                               109,440              47,841                61,969
       Miscellaneous taxes                                              22,632              16,867                     -
       Administrative fees - related party                              56,579              35,000                24,000
       Consulting fees                                                  46,820                   -                     -
       Directors fees                                                   13,200               5,000                 2,600
       Rent expense                                                     74,803              56,732                43,020
       Depreciation expense                                             10,513              11,640                11,010
       Amortization expense                                             37,530              16,017                16,017
       Other operating costs and expenses                              175,011             130,907               142,088
                                                               -------------------------------------------------------------------
           Total benefits and expenses                               1,581,787             745,480               773,755
                                                               -------------------------------------------------------------------

LOSS BEFORE INCOME TAX EXPENSE                                        (512,924)           (519,839)             (619,459)

Income tax expense (benefit)                                            11,547              (9,232)               15,941
                                                               -------------------------------------------------------------------
NET LOSS                                                              (524,471)           (510,607)             (635,400)
                                                               ===================================================================
NET LOSS PER COMMON SHARE-BASIC AND DILUTED                              (0.11)              (0.11)                (0.13)
                                                               ===================================================================


See notes to consolidated financial statements

                        MID-AMERICAN ALLIANCE CORPORATION
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                           Years ended December 31,
                                                                                  2000            1999            1998
                                                                             --------------------------------------------
PREFERRED STOCK:
       Balance, beginning of year                                             $ 1,407,335    $   668,900    $    92,500
             Sale of shares in public offering (37,173,                           147,687
                  and 115,280 shares in 2000, 1999 and 1998, respectively)        185,865        738,435        576,400
             Conversion of preferred to common shares (318,640
                  preferred shares to 1,274,560 common shares)                 (1,593,200)             -              -
                                                                             --------------------------------------------
       Balance, end of year                                                             -      1,407,335        668,900

COMMON STOCK:
       Balance, beginning of year                                                 505,397        490,628        479,100
             Sale of shares in public offering (37,173,                           147,687
                  and 115,280 shares in 2000, 1999 and 1998 , respectively)         3,717         14,769         11,528
              Exercise of stock options (10,000 shares)                             1,000              -              -
              Shares issued for real estate (30,000 shares)                         3,000              -              -
             Conversion of preferred to common shares (318,640
                  preferred shares to 1,274,560 common shares)                    127,456              -              -
                                                                             --------------------------------------------
       Balance, end of year                                                       640,570        505,397        490,628

ADDITIONAL PAID-IN CAPITAL:
      Balance, beginning of year                                                7,144,701      4,633,220      2,715,816
             Sale of shares in public offering (37,173,147,687
                 and 115,280 shares in 2000, 1999 and 1998 , respectively)        739,743      2,938,971      2,294,072
              Exercise of stock options (10,000 shares)                            10,638              -              -
              Shares issued for real estate (30,000 shares)                        48,000              -              -
             Cost of public offering                                             (117,255)      (427,490)      (376,668)
             Conversion of preferred to common shares (318,640
                  preferred shares to 1,274,560 common shares)                  1,465,744              -              -
                                                                             --------------------------------------------
      Balance, end of year                                                      9,291,571      7,144,701      4,633,220

ACCUMULATED DEFICIT:
      Balance, beginning of year                                               (2,270,682)    (1,760,075)    (1,124,675)
             Net loss                                                            (524,471)      (510,607)      (635,400)
                                                                             --------------------------------------------
      Balance, end of year                                                     (2,795,153)    (2,270,682)    (1,760,075)

TREASURY STOCK:
       Balance, beginning of year                                                 (74,060)       (32,400)        (8,400)
              Purchase of common shares at cost (60,000 shares)                         -              -        (24,000)
              Purchase of common shares at cost (231,000 shares)                        -        (23,100)             -
              Purchase of common shares at cost (11,600 shares)                         -        (18,560)             -
              Purchase of common shares at cost (25,000 shares)                    (2,500)             -              -
                                                                             --------------------------------------------
      Balance, end of year                                                    $   (76,560)   $   (74,060)   $   (32,400)


                                         MID-AMERICAN ALLIANCE CORPORATION
                       CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (continued)


                                                                                         Years ended December 31,
                                                                                 2000              1999             1998
                                                                           -----------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (DEFICIT):
       Balance, beginning of year                                          $   (13,217)      $     8,860                -
            Net unrealized gain (loss)
            on available-for-sale securities net of
            reclassification adjustment (see below)                             20,940           (22,077)           8,860
                                                                           -----------------------------------------------------
       Balance, end of year                                                      7,723           (13,217)           8,860
                                                                           -----------------------------------------------------

TOTAL SHAREHOLDERS' EQUITY                                                 $ 7,068,151       $ 6,699,474     $  4,009,133
                                                                           =====================================================

DISCLOSURE OF RECLASSIFICATION AMOUNT:

Unrealized holding gain (loss) arising during period                            22,860           (33,448)          13,424
Less: reclassification adjustment for (gain) loss
       in net income                                                            (1,920)           11,371           (4,564)
                                                                           -----------------------------------------------------
Net unrealized gain (loss) on securities                                   $    20,940       $   (22,077)    $      8,860
                                                                           =====================================================


See notes to consolidated financial statements

                        MID-AMERICAN ALLIANCE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                               Years ended December 31,
                                                                          2000          1999         1998
                                                                      ---------------------------------------
OPERATING ACTIVITIES:
Net loss                                                                $(524,470)   $(510,607)   $(635,400)
Adjustments to reconcile net loss to net cash
provided by operating activities:
      Provision for depreciation                                           10,513       11,640       11,010
      Non cash compensation expense                                         9,138            -            -
      Amortization of goodwill and other intangible assets                 37,530       16,017       16,017
      Amortization of premium and accretion of discount on
          fixed maturity investments                                      (16,390)       8,690       10,064
      Net realized investment gain                                         (2,706)           -            -
      Provision for doubtful agent accounts                                     -            -      100,237
      Provision for deferred federal income taxes                           1,409            -            -
      Increase in policy loans                                             (2,661)           -            -
      Increase in federal income tax recoverable                          (14,541)        (459)         -
      Increase in accrued investment income                               (26,002)      (2,448)      (1,485)
      Increase in deferred policy acquisition costs, net                  (94,330)           -            -
      Increase in premiums due                                               (477)      (2,388)           -
      Increase in other assets                                            (36,585)      (1,827)    (100,204)
      Increase/(decrease) in policy reserves                              315,883        1,070       (2,245)
      Increase in deposits on pending policy applications                  88,776            -            -
      Increase in unearned revenue                                             50            -            -
      Increase/(decrease) in reinsurance premiums payable                    (378)         378            -
      Increase/(decrease in commissions, salaries, wages and benefits     (21,053)      34,435            -
      Increase in commissions receivable                                  (21,550)           -            -
      Increase/(decrease) in accounts payable, accrued
          expenses and other liabilities                                   21,136       13,947      (10,314)
      Increase/(decrease) in payable to affiliate                          32,730       (1,833)      (8,010)
      Increase/(decrease) in federal income taxes payable                   5,562      (15,941)      15,941
                                                                      ---------------------------------------
Net cash used in operating activities                                    (238,416)    (449,326)    (604,389)

                        MID-AMERICAN ALLIANCE CORPORATION
                 CONSOLIDATED STATEMENT OF CASH FLOWS(continued)


                                                                    Years ended December 31,
                                                               2000           1999           1998
                                                        ----------------------------------------------
INVESTING ACTIVITIES:
      Purchase of available-for-sale fixed maturities      $(4,605,603)   $  (490,625)           -
      Sale of available-for-sale fixed maturities            1,000,000            -              -
      Maturity of available-for-sale fixed maturities              -          300,000            -
      Purchase price paid for Security Alliance Insurance
          Company in excess of cash acquired                   (58,338)           -              -
      Purchase price paid for Ken Johnson Agency
          in excess of cash acquired                          (494,840)           -              -
      Purchase of equity investments in related parties        (35,500)           -              -
      Purchase of furniture and equipment (net)                 (4,191)        (5,243)       (22,535)
      Short-term investments (acquired)/disposed, net        5,080,903     (3,748,860)    (1,533,762)
                                                        ----------------------------------------------
Net cash provided by (used in ) investing activities           882,431     (3,944,728)    (1,556,297)

FINANCING ACTIVITIES:
      Policyholder premium deposits, net                        18,528            -              -
      Decrease in notes payable                                    -              -         (375,150)
      Proceeds from sale of preferred stock                    185,865        738,435        576,400
      Proceeds from sale of company stock                      745,960      2,953,740      2,305,600
      Cost of stock offering                                  (117,255)      (427,489)      (376,669)
      Purchase of treasury stock                                (2,500)       (41,660)       (24,000)
                                                        ----------------------------------------------
Net cash provided by financing activities                      830,598      3,223,026      2,106,181
                                                        ----------------------------------------------

Increase (decrease) in cash and cash equivalents             1,474,613     (1,171,028)       (54,505)


Cash and cash equivalents, beginning of year                   543,401      1,714,429      1,768,934
                                                        ----------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                     $ 2,018,014    $   543,401    $ 1,714,429
                                                        ==============================================



See notes to consolidated financial statements

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

1.       Nature of Operations

Mid-American Alliance Corporation (the "Company") was incorporated on May 1, 1996 to purchase and manage insurance related subsidiaries. The Company raised total capital of $9,853,175 through private placement stock offerings and an intrastate Missouri public stock offering. This capital was used to purchase and capitalize Mid American Century Life Insurance Company of Missouri ("MAC-Mo") at $6,000,000 with the remainder being used as working capital for the Company.

The Company's wholly owned insurance subsidiary, MAC-Mo, purchased a life insurance company located in Little Rock, Arkansas (see Note 3). The original name of the company was Mid American Century Life Insurance Company of Arkansas. The name has subsequently been changed to Security Alliance Insurance Company ("SAIC"). The Company, along with MAC-Mo purchased the Ken Johnson Agency ("KJA") located in Princeton, Missouri (see Note 4).

MAC-Mo began offering life insurance and annuity products in April of 2000 after the completion of the Company's public stock offering. One primary product is being offered at this time. This product is a modified payment whole life insurance policy with a flexible premium deferred annuity rider. The modified payment period is based on the insured's age and can be either ten or twenty years. The premium is based on units and death benefits vary by age. The insured has the option of purchasing multiple or fractional units. In the first year, the entire premium is for life insurance benefits. In the remaining policy years, the premium is split equally between the life insurance and the annuity rider. Another product in MAC-Mo's portfolio is a ten year term policy used to meet niche market needs.

SAIC is currently not marketing life insurance products. There were less than eighty policies in-force for SAIC at the time of acquisition. Currently, there isn't any plan to market products in Arkansas until an additional capital infusion is made to SAIC.

KJA was purchased as a distribution system for the MAC-Mo's products. The agency, which markets life and property and casualty insurance products, has a client base of approximately 2,000 individuals.

2.       Significant Accounting Policies

Basis of Presentation
---------------------

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") which differ from statutory accounting practices prescribed or permitted by the Missouri Department of Insurance ("MDI") and the Arkansas Department of Insurance ("ADI").

Certain amounts from prior years have been reclassified to conform with the current year's presentation. These reclassifications had no effect on previously reported net income or shareholders' equity.

Principles of Consolidation
---------------------------

The accompanying consolidated financial statements include the accounts and operations of the Company, MAC-Mo, SAIC and KJA. All inter-company accounts and transactions are eliminated in consolidation.

Management's Estimates
----------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

2.       Significant Accounting Policies (continued)

Investments
-----------

The Company classifies all of its fixed maturity securities as available-for-sale. Available-for-sale securities are carried at fair value with unrealized gains and losses, net of applicable deferred taxes, reported in other comprehensive income. Policy loans are carried at unpaid balances. Cash equivalents consist of highly liquid investments with maturities of three months or less at the date of purchase and are carried at cost, which approximates fair value. Short term investments are carried at cost which approximates fair value. Realized gains and losses on sales of investments are recognized in operations on the specific identification basis. Interest and dividends earned on investments are included in net investment income.

Investment in related party is reported at cost as these shares represent organizer shares purchased in the initial private placement and are restricted from sale or transfer under Rule 144 of the Act (see Note 6).

Property and Equipment
----------------------

The Company leases approximately 5,400 square feet located at 813 West Stadium Boulevard, Jefferson City, Missouri. Annual rent expense is $68,400. The Company owns a 5,000 square foot building located in Princeton, Missouri which is occupied by KJA. The appraised value of the property is $51,000. Office furniture and equipment is recorded at cost less accumulated depreciation using principally the 200% declining balance method over the estimated useful life of the respective assets. Accumulated depreciation was $50,318 and $35,544 at December 31, 2000 and 1999, respectively.

Deferred Policy Acquisition Costs
---------------------------------

Commissions and other costs of acquiring life insurance, which vary with, and are primarily related to, the production of new insurance contracts have been deferred to the extent recoverable from future policy revenues and gross profits. The acquisition costs are amortized over the life of the related policies using assumptions consistent with those used in computing policy reserves.

Goodwill
--------

The goodwill of $633,263, which resulted from the purchase of MAC-Mo, SAIC and KJA is being amortized over periods ranging from five to fifteen years. The purchase of MAC-Mo, SAIC and KJA resulted in $80,086, $58,337 and $494,840 of goodwill, respectively. Amortization of goodwill totaled $37,530 in 2000 and $16,017 in 1999 and 1998.

Life Policy Reserves
--------------------

The liabilities for future policy benefits on life insurance products are computed using the net level premium method and assumptions as to investment yields, mortality, withdrawals and other assumptions, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. The assumptions utilized were 7.25% for investment yields, 1975-1980 select and ultimate tables for mortality, and Linton BA tables for withdrawal rates.

Annuity Contract Liabilities
----------------------------

Annuity contract liabilities are computed using the retrospective deposit method and consist of policy account balances, before deducting surrender charges, which accrue to the benefit of policyholders. Premiums received on annuity contracts are recognized as an increase in a liability rather than premium income. Interest credited on annuity contracts is recognized as an expense.

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


2.       Significant Accounting Policies (continued)


Liability for Policy Claims
---------------------------

Policy claim liabilities are based on known liabilities plus estimated future liabilities developed from trends of historical data applied to current exposures.

Policyholder Deposits
---------------------

Policyholder deposits consist primarily of premium and dividend deposits. Policyholder premium deposits represent premiums received for the payment of future premiums on existing policyholder contracts. Interest is credited on these deposits at the rate of 6%. The premium deposits are recognized as an increase in a liability rather than premium income.

Premiums
--------

Life insurance premiums for limited payment contracts are recorded according to Statement of Financial Accounting Standard ("SFAS") No. 97. "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments". Any gross premium in excess of net premium is deferred and recognized in income in a constant relationship with insurance in force.

Federal Income Taxes
--------------------

The Company uses the liability method of accounting for income taxes. Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under generally accepted accounting principles and balances determined for tax reporting purposes.

Reinsurance
-----------

Estimated reinsurance receivables are reported as assets and are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

Common and Preferred Stock
--------------------------

The common stock is fully-paid and non-assessable with dividend rights subject to the prior rights of the holders of preferred stock (prior to its conversion to common stock) and has full voting rights. The preferred stock had no voting rights, had a par and liquidation value of $5.00 per share of which dividends, if and when declared, were to be paid at the rate of 8% of the par value, and was convertible into four shares of common stock until October, 2000 (discussed below).

Conversion of Preferred Stock
-----------------------------

Pursuant to the terms of the Subscription Agreements, a subscriber could elect, at the time of the sale, to convert their shares of preferred stock to shares of common stock upon issuance of stock certificates. The subscriber was allowed to revoke this conversion during a six month period starting on the date the offering was completed. The offering was completed in April of 2000 and conversions were allowed until October of 2000. Each share of preferred stock could be converted into four shares of common stock. All of the preferred shareholders converted their preferred shares to common shares.

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

2.       Significant Accounting Policies (continued)


Earnings Per Share
------------------

Net loss per common share for basic and diluted earnings per share is based upon the weighted average number of common shares outstanding during the year.

Comprehensive Income
--------------------

As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or total shareholders' equity. SFAS No. 130 requires unrealized gains and losses on the Company's available-for-sale securities to be included in other comprehensive income.

3.       Acquisition of Security Alliance Insurance Company

On May 31, 2000, MAC-Mo purchased all of the outstanding shares of Security Alliance Insurance Company for $265,830 (including costs related to the acquisition of $15,830) for cash from a trust. The acquisition was accounted for as a purchase. The purchase resulted in goodwill of $58,338 which is being amortized over a period of fifteen years. The results of operations from May 31, 2000 have been included in the consolidated financial statements.

4.       Acquisition of the Ken Johnson Agency

On June 1, 2000, the Company and MAC-Mo purchased the Ken Johnson Agency for $500,000 in cash. The Company purchased $200,000 of the KJA and MAC-Mo purchased $300,000 of the KJA. The acquisition was accounted for as a purchase. The purchase resulted in goodwill of $494,840 which is being amortized over a period of fifteen years. The results of operations of the Ken Johnson Agency are included in the consolidated financial statements from the date of acquisition through October 31, 2000 (the fiscal year end of KJA). There has not been any material transactions which have occurred from October 31, 2000 through December 31, 2000. Additionally, the Company traded 30,000 shares of common stock in exchange for real estate appraised at $51,000.

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

5.       Investments

The amortized cost and fair value of investments in fixed maturities and equity securities at December 31, 2000 and 1999 are listed below:


                                                          Gross          Gross
                                        Amortized      Unrealized      Unrealized         Fair
                                           Cost           Gains          Losses           Value
                                       -------------   ------------   -------------   --------------
December 31, 2000
Fixed Maturities:
U.S. government bonds                  $1,176,475      $    4,205     $    9,297      $  1,171,383
Municipal bonds                         3,039,795          12,810              -         3,052,605
Public utility bonds                       63,929             835          5,580            59,184
Corporate bonds                           184,050           8,730              -           192,780
                                       -------------   ------------   -------------   --------------
Total                                  $4,464,249      $   26,580     $   14,877      $  4,475,952
                                       =============   ============   =============   ==============

December 31, 1999
Fixed Maturities:
U.S. government bonds                  $  839,550      $        -     $   20,023      $    819,527
Municipal bonds                                 -               -              -                 -
Corporate bonds                                 -               -              -                 -
                                       -------------   ------------   -------------   --------------
Total                                  $  839,550      $        -     $   20,023      $    819,527
                                       =============   ============   =============   ==============


The amortized cost and fair value of fixed maturities at December 31, 2000, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations.

                                                Amortized          Fair
                                                   Cost           Value
                                            ----------------  ---------------

Due in one year or less                     $ 1,213,125       $ 1,217,380
Due after one year through five years         2,727,342         2,738,527
Due after five years through ten years          371,658           364,053
Due after ten years                             152,124           155,992
                                            ----------------  ---------------
                                            $ 4,464,249       $ 4,475,952
                                            ================  ===============


The fair values for investments in fixed maturities are based on quoted market prices.

Included in investments are securities which have a fair value of $672,933 and $104,974 at December 31, 2000, which are on deposit with the MDI and the ADI, respectively.

The Company limits credit risk by emphasizing investment grade securities and by diversifying its investment portfolio among government, municipals, public utilities and corporate bonds. As a result, management believes that significant concentrations of credit risk do not exist.

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

5.       Investments (continued)


The following are the components of net investment income:


                                                         Year ended December 31,
                                                2000             1999             1998
                                            ------------------------------------------------
Fixed maturities                            $   247,495      $  38,602         $    41,039
Short-term and other investments                182,434        183,559             110,078
                                            ------------------------------------------------
Gross investment income                         429,929        222,161             151,117
Investment expenses                              (1,000)             -                   -
                                            ------------------------------------------------
Net investment income                       $   428,929      4 222,161         $   151,117
                                            ================================================


6.       Investments in Related Parties

The Company has an investment in related parties of $35,000 at December 31, 2000, which is reported at cost as these shares represent organizers shares purchased in an initial private placement of the related entities and are restricted from transfer under rule 144 of the United States Securities and Exchange Act.

7.       Concentrations of Credit Risk

Credit risk is limited by emphasizing investment grade securities and by diversifying the investment portfolio among government, special revenue and corporate bonds. The Company has not experienced any significant losses in such investments and believes it is not exposed to any significant credit risk. The Company and its subsidiaries maintain cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate $1,696,988 at December 31, 2000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant concentrations of credit risk on cash and cash equivalents.

8.       Federal Income Taxes

The Company does not file a consolidated tax return with any of its subsidiaries. The components of federal income tax expense for the years ended December 31, 2000, 1999 and 1998 are presented below.

                                        Year ended December 31,
                                 2000             1999             1998
                           ------------------------------------------------

Current                         10,138           (9,232)          15,941
Deferred                         1,409                -                -
                           ------------------------------------------------
Total                           11,547           (9,232)          15,941
                           ================================================

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

8.       Federal Income Taxes (continued)

Federal income tax expense differs from the amount computed by applying the statutory federal income tax rate of 34% as follows:


                                                              Year ended December 31,
                                                       2000             1999             1998
                                            -------------------------------------------------------

Federal income tax benefit at statutory rate     $     (171,287)  $     (176,746)  $     (210,616)
Small life company deduction                             17,449          (48,408)         (26,489)
Increase in valuation allowance                         149,942          188,758          245,697
Surtax exemptions                                             -           (6,132)          (6,652)
Goodwill and other intangible assets                     12,760            5,446            5,446
Other                                                     2,683           27,850            8,555
                                            -------------------------------------------------------
Federal income tax expense                               11,547           (9,232)          15,941
                                            =======================================================

Deferred federal income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Significant components of the Company's net deferred tax liability are as follows:

                                                           December 31,
                                                       2000           1999
                                                  ------------------------------

Deferred tax liability:
     Deferred policy acquisition costs            $  20,251       $       -
     Due and deferred premiums                          951               -
     Net unrealized investment gains                  4,003          (6,808)
                                                  ------------------------------
Total deferred tax liability                         25,205          (6,808)

Deferred tax asset:
     Policy reserves and contract liabilities        18,532               -
     Net unrealized investment losses                 1,285               -
     Net operating loss carry forward               966,786         816,844
                                                  ------------------------------
Total deferred tax asset                            986,603         816,844
Valuation allowance                                (966,786)       (816,844)
                                                  ------------------------------
Net deferred tax asset                               19,817               -
                                                  ------------------------------
Net deferred tax liability                            5,388          (6,808)
                                                  ==============================

The Company has net operating loss carry forwards of approximately $2,431,000, expiring in 2011 through 2015. These net operating loss carry-forwards are not available to offset MAC-Mo income. Federal income taxes paid during 2000 and 1999 were $19,300 and $7,168, respectively. There were no taxes paid during 1998.

9.       Shareholders' Equity and Statutory Accounting Practices

The insurance subsidiaries are domiciled in Missouri and Arkansas and prepare their statutory-basis financial statements in accordance with statutory accounting practices ("SAP") prescribed or permitted by the Missouri and Arkansas Departments of Insurance. Currently, "prescribed" statutory accounting practices include state insurance laws, regulations, and general administrative rules, as well as the National Association of Insurance Commissioners ("NAIC") Accounting Practices and Procedures Manual and a variety of other NAIC publications. "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

9.       Shareholders' Equity and Statutory Accounting Practices (continued)

from state to state, may differ from company to company within a state, and may change in the future. During 1998, the NAIC adopted codified statutory accounting principles ("Codification"). Codification will change, to some extent, prescribed statutory accounting principals that the insurance subsidiaries use to prepare their statutory-basis financial statements. At this time it is anticipated that Codification will replace the NAIC Accounting Practices and Procedures Manual and was effective January 1, 2001. However, management believes that the impact of Codification will not be material to the insurance subsidiaries' statutory-basis financial statements.

Net income for 2000, 1999 and 1998 and capital and surplus at December 31, 2000, 1999 and 1998 for the Company's insurance operations as reported in these financial statements prepared in accordance with GAAP as compared to amounts reported in accordance with SAP prescribed or permitted by the MDI and ADI are as follows:

                        GAAP                           SAP
            -----------------------------  -----------------------------
                 Net       Capital and          Net        Capital and
                Income       Surplus           Income        Surplus
            -----------------------------  -----------------------------

    2000     $   (57,373)  $ 6,015,283      $   (91,872)   $ 5,597,358
    1999          84,501     6,051,692           93,206      6,041,691
    1998          84,563     2,325,157          114,745      1,927,987

MAC-Mo carries its investment in SAIC at cost after deduction for amortization of goodwill and other intangibles, and adjustments for subsequent operating results. The admitted value of MAC-Mo's investment in SAIC equals SAIC's statutory capital and surplus of $161,809 plus goodwill of $67,394 at December 31, 2000.

Principal differences between GAAP and SAP include: a) costs of acquiring new policies are deferred and amortized for GAAP; b) value of insurance inforce acquired is established as an asset for GAAP; c) benefit reserves are calculated using more current investments, mortality and withdrawals assumptions for GAAP;
d) deferred income taxes are provided for GAAP; e) assets and liabilities of acquired companies are adjusted to their fair values at acquisition, with the amount of the purchase price in excess of the fair value recorded as goodwill under GAAP; f) statutory asset valuation reserves and interest maintenance reserves are not required for GAAP; and g) available-for-sale fixed maturity investments are reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity for GAAP.

Statutory restrictions limit the amount of dividends which may be paid by MAC-Mo to the Company. Generally, dividends during any year may not be paid without prior regulatory approval, in excess of the lesser of (a) 10% of statutory shareholder's surplus as of the preceding December 31, or (b) statutory net operating income for the preceding year. In addition, MAC-Mo must maintain the minimum statutory capital and surplus, $1,250,000, required for life insurance companies domiciled in Missouri and SAIC must maintain minimum capital and surplus of $250,000.

The MDI and ADI imposes minimum risk-based capital ("RBC") requirements on insurance enterprises that were developed by the NAIC. The formulas for determining the amount of RBC specify various weighing factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by the ratio (the "Ratio") of the enterprises regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. MAC-Mo and SAIC have a Ratio that is in excess of the minimum RBC requirements; accordingly, MAC-Mo and SAIC meet the RBC requirements.

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

10.      Reinsurance

To minimize the risk of claim exposure, MAC-Mo reinsures all amounts of risk on any one life in excess of $50,000 for individual life insurance. All amounts of risk in excess of MAC-Mo's retention on individual life insurance is ceded to Business Men's Assurance Company ("BMA"). At December 31, 2000 and 1999, MAC-Mo ceded $7,669,494 and $1,753,668 of insurance in-force and received reinsurance credits of $16,960 and $4,076, respectively. Pursuant to the terms of the reinsurance agreement with BMA, MAC-Mo pays no reinsurance premiums on first year individual business. However, SFAS No. 113 requires the unpaid premium to be recognized as a first year expense and amortized over the estimated life of the reinsured policies. MAC-Mo records this unpaid premium as "Reinsurance premiums payable" in the accompanying balance sheet and recognized as "Reinsurance premiums ceded" in the accompanying income statement. At December 31, 2000 there were no unpaid reinsurance premiums. At December 31, 1999, the unpaid reinsurance premiums net of amortization totaled $378. During 2000, 1999 and 1998, MAC-Mo paid $398, $1,654 and $1,335 of reinsurance premiums.

SAIC has reinsurance agreements with BMA and Optimum Re ("Optimum") of Dallas, Texas. SAIC retains $10,000 of risk on any one life. At December 31, 2000 and 1999, SAIC had ceded $651,775 and $710,000 in-force and received reinsurance credits of $7,288 and $1,511, respectively. During 2000 and 1999, SAIC paid $2,651 and $3,560 of reinsurance premiums. There were no premiums paid in 1998.

11.      Related Party Transactions

The Company entered into a service agreement on September 1, 1996 with First Alliance Corporation ("FAC") of Lexington, Kentucky. FAC owns approximately 14% of the Company's outstanding common stock. In April of 2000, the Company entered into an accounting service agreement with FAC, which superseded the previous agreement. MAC-Mo also entered into an insurance administration agreement in April of 2000 with FAC to provide underwriting and policy service for MAC-Mo's operations. Under the terms of the administration agreement, MAC-Mo pays $2,500 monthly plus the collected policy fee on each policy. The total amounts paid under the agreements were $56,579, $35,000 and $24,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

12.      Fair Values of Financial Instruments

The fair values of financial instruments, and the methods and assumptions used in estimating their fair values, are as follows:

Fixed maturities are carried at fair value in the accompanying consolidated balance sheets. The fair value of fixed maturities are based on quoted market prices. At December 31, 2000 and 1999, the fair value of fixed maturities was $4,475,952 and $819,527, respectively.

Investments in Related Party
----------------------------

The Company holds an investment in a related party of $35,000 at December 31, 2000. This investment represent organizer shares purchased in the initial private placement of the entity and are restricted under Rule 144 of the Act. Accordingly, there is no quoted market price for this investment. This investment is carried at cost in the accompanying consolidated balance sheets.

Short-Term Investments
----------------------

The carrying value of short-term investments approximates their fair value. At December 31, 2000 and 1999 the fair value of short-term investments was $201,719 and $5,282,622 respectively.

Cash and Cash Equivalents
-------------------------

The carrying values of cash and cash equivalents approximate their fair values. At December 31, 2000 and 1999, the fair value of cash and cash equivalents was $2,018,014 and $543,401, respectively.

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

12.      Fair Values of Financial Instruments (continued)

Policy Loans
------------

The carrying value of policy loans approximates their fair value. At December 31, 2000 the fair value of policy loans was $2,661. There were no policy loans in 1999.

13.      Stock Option Plan

The Company adopted a stock option plan for 200,000 common stock shares during 2000. The option exercise price pursuant to the plan was $.25 per common share. Grantees have not more than one year in which to exercise their options. The stock acquired by exercise of options granted is restricted from transfer for a period of two years from the date of acquisition. The Company's founding officers are not eligible to participate in the plan. During 2000, there was a total of 12,000 shares granted. The plan was subsequently terminated in January of 2001. During 2000 there were 10,000 shares exercised at $1.16 per share.

14.      Comprehensive Income

In 1999, the Financial Accounting and Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS 130 requires the detail of comprehensive income for the reporting period be disclosed in the financial statements. Comprehensive income consists of net income or loss for the current period adjusted for income, expenses gains and losses that are reported as a separate component of shareholders" equity rather than in the statement of operations. The financial statements have been prepared in accordance with SFAS 130.

The components of comprehensive income along with the related tax effects are presented for 2000, 1999 and 1998 as follows:

                                                             2000             1999              1998
                                                        ---------------  ---------------   ---------------
Unrealized gain on available-for-sale securities:
  Unrealized holding gains/(losses) during period       $   24,919       $  (28,885)       $   13,424
  Tax benefit/(expense)                                     (3,979)           6,808            (4,564)
                                                        ---------------  ---------------   ---------------
Other comprehensive income                              $   20,940       $  (22,077)       $    8,860
                                                        ===============  ===============   ===============

Net loss                                                $ (524,471)      $ (510,607)       $ (635,400)
  Other comprehensive income (loss) net of tax effect:
  Unrealized investment gains (losses)                      20,940          (22,077)            8,860
                                                        ---------------  ---------------   ---------------
Comprehensive loss                                        (503,531)        (532,684)         (626,540)
                                                        ===============  ===============   ===============

Net income/(loss) per common share - basic and diluted  $    (0.10)      $    (0.12)       $    (0.13)
                                                        ===============  ===============   ===============

                        MID AMERICAN ALLIANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

15.      Segment Information

Prior to 1998 segment data was required to be presented on an "industry approach" in accordance with SFAS No. 14. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", became effective for 1998 and superseded SFAS No. 14. SFAS No. 131 requires a "management approach" (how management internally evaluates the operating performance of its business units) in the presentation of business segments. The segment data that follows has been prepared in accordance with SFAS No. 131 which is consistent with prior year presentation. The operations of the Company and its subsidiaries have been classified into three operating segments as follows: life and annuity insurance operations, venture capital operations, and corporate operations. Segment information as of December 31, 2000, 1999 and 1998 and for the years then ended is as follows:


                                                 2000              1999              1998
                                            ----------------  ----------------  ----------------
Revenues:
  Life and annuity insurance operations     $    848,530      $    105,983      $    118,531
  Agency operations                              172,663                 -                 -
  Corporate operations                            47,670           119,658            35,765
                                            ----------------  ----------------  ----------------
    Total                                   $  1,068,863      $    225,641      $    154,296
                                            ================  ================  ================

Income (loss) before income taxes:
  Life and annuity insurance operations     $    (49,920)     $     75,268      $     92,004
  Agency operations                               (5,188)                -                 -
  Corporate operations                          (457,816)         (595,107)         (711,463)
                                            ----------------  ----------------  ----------------
    Total                                   $   (512,924)     $   (519,839)     $   (619,459)
                                            ================  ================  ================

Assets:
  Life and annuity insurance operations     $  6,546,643      $  6,097,645      $  2,373,915
  Agency operations                              522,859                 -                 -
  Corporate operations                           547,567           677,315         1,690,019
                                            ----------------  ----------------  ----------------
    Total                                   $  7,617,069      $  6,774,960      $  4,063,934
                                            ================  ================  ================

Depreciation and amortization expense:
  Life and annuity insurance operations     $      2,357      $          -      $          -
  Agency operations                               19,244                 -                 -
  Corporate operations                            26,443            27,657            27,027
                                            ----------------  ----------------  ----------------
    Total                                   $     48,044      $     27,657      $     27,027
                                            ================  ================  ================


(OUTSIDE BACK COVER)

No dealer, salesperson or other person is authorized to make any representations on behalf of Mid-American Alliance other than those contained in this prospectus and, if given or made, any such representations should not be relied upon as having been authorized

Neither the delivery of this prospectus, nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Mid-American Alliance since the date of this prospectus.

This prospectus does not constitute an offer or solicitation to anyone in any state or jurisdiction in which such an offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or any person to whom it is unlawful to make such an offer or solicitation.

All dealers that effect transactions in these securities, whether or not participating in this offering, are required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

                                    EXHIBITS INDEX



1.     Underwriting Agreement - Attached as Exhibit 1

2.     Plan of acquisition, reorganization, arrangement, liquidation, or succession - None

3.     Articles of Incorporation and Bylaws - Attached as Exhibit 3

4.     Copy of common stock - Attached as Exhibit 4

5.     Legal opinion - Attached as Exhibit 5

6.     Tax opinion - None

7.     Voting Trust Agreement - None

8.     Material contracts - None

9.     Statement re: computation of per share earnings - See "Dilution" in Offering Document

10.    Annual or quarterly reports - None

11.    Letter on unaudited financial information - None

12.    Letter on change in certifying accountant - None

13.    Subsidiaries of registrant - Attached as Exhibit 13

14.    Consent of experts and counsel - Attached as Exhibit 5 and 14

15.    Power of attorney - None

16.    Statement of Eligibility of trustee - None

17.    Financial Data Schedule - Attached as Exhibit 27